As filed with the Securities and Exchange Commission on March 3, 2009

Registration No. 333-154720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Waitlist, LLC

(Exact name of registrant as specified in its charter)

Washington	7812	26-3071343
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2311 N. 45th Street, Suite 310, Seattle, WA 98103

(888) 463-4308

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

6500 Harbour Heights Parkway, Suite 400, Mukilteo, WA 98275

(800) 927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Beacon Law Advisors

801 Second Avenue, Suite 614

Seattle, WA 98104

ATTN: Noel Howe

Fax: 206-749-9261

Upon the prospectus being declared effective. (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Units to be Registered	Offering Price per Unit	Aggregate Offering Price	Selling Commissions	Amount of Registration Fee[1]
Class A Limited Liability Company Units defined in the Prospectus as “Class A Shares”	350,000	$10.00	$3,500,000.00	$0.00	$137.55*

1.	Determined pursuant to Section 6(b) of the Securities Act of 1933 and SEC Release Nos. 33-8794 and 34-55682 and Rule 457(o) of Regulation C.
*	Paid with initial filing

The registrant hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “33 Act”) or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 3, 2009

PROSPECTUS

March 2009

Preliminary Prospectus

Waitlist, LLC a Washington Limited Liability Company (“Waitlist”)

350,000 Class A Limited Liability Company Units (the “Class A Shares”)

Waitlist is offering 350,000 Class A limited liability company units (“Class A Shares”). The Class A Shares will be sold by us, the issuer, and the services of a broker dealer will not be used. This is a best efforts offering. If all of the Class A Shares are not sold within 180 days after commencement of the offering, sales of Class A Shares shall cease and all subscriptions funds will be promptly returned, within 30 days, less applicable payment processing charges (see paragraph immediately below); provided, however, that Waitlist may choose to extend the offering for up to an additional 60 days. The entire time period that the Class A Shares are available for sale is known as the “Offering Period”. The entire amount that we are attempting to raise, $3,500,000, by selling the Class A Shares is known as the “Offering Amount”. For clarity, the Offering Period shall commence upon the Prospectus being declared effective. Following this offering, we will have two classes of limited liability company units outstanding, Class A Shares and one common limited liability company unit (the “Common Share” held by the “Common Shareholder”), as further described below and in the Waitlist limited liability company agreement (the “Operating Agreement”). Only the Class A Shares have voting rights and are also the only shares entitled to a priority return, equal to the purchase price of the Class A Shares plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses will be made 100% to the holders of Class A Shares (the “Class A Shareholders” or “Members” of Waitlist, LLC) pro-rata in proportion to their respective Class A Share holdings. Once the Class A Priority Return has been paid, all allocations of profits and losses will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to their respective Class A Share holdings).

The price to the public is $10.00 per Class A Share, with a minimum purchase of two Class A Shares, plus a $.50 per share debit card payment processing fee. These processing fees are paid to the bank before any dollars are deposited into Waitlist’s impound account. This is a fee for using an electronic form of payment and not a cost associated with the impoundment of the offering proceeds. Waitlist does not make any money in these transactions. There are no selling shareholders and this is a self underwritten public offering. The net proceeds to Waitlist, if all of the Class A Shares are sold, will be $3,500,000. All of the proceeds of the offering will be impounded at Sterling Savings Bank (the “Bank”), in accordance with the Impound Agreement between the Bank and Waitlist (see Exhibit 10.1), and not available to Waitlist until all of the Class A Shares are sold. The rate of interest earned on Waitlist’s impound account will be determined by the Bank. The current interest rate on the impound account is 0%. Waitlist has an analyzed account, which is a common type of short term non-interest bearing account used by small businesses with high transaction volume (e.g., investments from many investors) over short periods of time. The interest rate is kept at 0% for these accounts to offset the bank’s costs associated with the large number of transactions. If the Offering Amount is achieved, the funds will then be moved to an interest bearing account.

If Waitlist does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned, within 30 days, to subscribers of Class A Shares, pro-rata, with interest, if any, and no deductions by Waitlist. However, the debit payment processing fees charged for the electronic purchase of Class A Shares shall not be refunded.

Waitlist is in unsound financial condition since it has an accumulated deficit and does not generate cash flow from its operations. Investors should not invest in Waitlist unless they can afford to lose their entire investment. Investing in our Class A Shares involves risks. See “Risk Factors” beginning on page 6.

The Class A Shares are not and will not be listed on any national securities exchange or over the counter market. The Class A Shares are not transferable, except by operation of law (see “DESCRIPTION OF SECURITIES TO BE REGISTERED — Material Provisions Contained Within The Operating Agreement”).

We have only undertaken efforts to qualify this offering for offers to individual investors in the following jurisdictions: CA, CO, CT, FL, GA, HI, IL, IN, LA, MA, MD, MI, MN, MO, NJ, NY, OR, UT, VA, WI; therefore, individual investors located outside of these jurisdictions should not expect to be eligible to participate in this offering.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information you should consider in making your investment decision. Each prospective investor is urged to carefully read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this Prospectus and its exhibits. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 6.

Waitlist, LLC

Waitlist is a Washington limited liability company formed in May 2008 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, Waitlist (the “Film”). The Film tells the story of a high school senior who conspires to move up Harvard’s waitlist by convincing three accepted students to reject their invitations. We anticipate that the Film will be sold to a distributor, however, there are no plans or arrangements with any distributors currently in place. Also, there is no guarantee that we will be able to sell the Film to a distributor. The budgetary information described in this Prospectus, does not include costs for distributing the Film. Furthermore, our auditors have issued a going concern opinion, meaning Waitlist has not generated revenue or positive cash flows from operations to date and has an accumulated deficit. In our auditor’s opinion, these conditions raise substantial doubt about our ability to continue as a going concern. Waitlist will not generate revenue, if at all, until after completion of the Film.

We are a limited liability company managed by IndieShares Management, LLC, a Washington limited liability company (the “Manager”) formed in May 2008 to manage Waitlist and future companies similar to Waitlist. The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the Common Share (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) of Waitlist. George Brumder and Julie Chase each own 33% of Manager while Jay T. Schwartz owns 34%. Prior to the issuance of Class A Shares (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) pursuant to this offering, Manager is the sole owner of Waitlist.

Upon completion of the offering, Waitlist will engage in the development and potential production of the Film. However, we will not be able to begin working on the Film unless we receive the proceeds of this offering and there is a risk that the proceeds of the offering may not be sufficient to complete the Film. Film, and two other scripts, “Break of Dawn” and “35”, were initially selected from a pool of over 500 scripts that were submitted to, and reviewed by IndieShares, LLC, a Washington limited liability company owned by Jay T. Schwartz, Julie Chase, and George Brumder (“IndieShares”). Among these three scripts, 35 earned the highest IndieScore— IndieShares’ proprietary measure of a script’s commercial viability based on several industry standard evaluation criteria, including premise, characterization, dialogue, cinematic structure, storyline, and production values. It should be noted that the IndieScore is no guarantee and may not necessarily be an accurate measure of a film’s success. Beginning December 15, 2008, IndieShares hosted a voting event on its website. Throughout the 50 day voting period, the public was able to watch on-line videos describing three stories, read summaries of each script prepared by a professional script development consultant, view samples of each actual script, and read the writers’ bios. They were then asked to cast a single vote for the story they thought would make the best film. Anyone visiting the site was able to vote and there were no age limitations. The story achieving the highest number of votes was Waitlist with 41% of the total. A minimum number of votes was not required. Since the winner of the voting event was not 35, the offering was amended to replace the name, synopsis, and summary of 35 with Waitlist.

IndieShares is an entertainment and technology company that operates a website located at www.indieshares.com. IndieShares is owned by Jay T. Schwartz (34%), Julie Chase (33%), George Brumder (33%). On IndieShares’

website, writers can submit scripts and visitors to the site can vote on the stories that that they think would make the best movies. When winning stories are determined from these voting events, which will last between 30 and 90 days, separate limited liability companies are formed (e.g. Waitlist) and these companies will then undertake registered public offerings. Manager will be responsible for developing websites for the companies where investors will be able to purchase their shares and view various film production related activities (e.g., clips from shooting locations) and these websites will be hosted by IndieShares. Waitlist is the first of these companies. Neither IndieShares nor Manager have provided these types of services, or any other services, to any other companies.

There are conflicts of interest that may arise. If the funds raised are exhausted prior to completion of the Film then Manager may sell or purchase the incomplete Film, in cash, for fair market value, as reasonably determined below, upon approval by the Class A Shareholders as described in the Operating Agreement. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero. The relationship of Manager to Waitlist and affiliates, including IndieShares, may create other conflicts of interest. The officers of Manager may participate in other entities (film projects) which engage in activities similar to those of Waitlist, such as developing, financing, producing, marketing, and selling other full length motion pictures. Some officers of Manager may allocate management time and resources to future projects, to the possible detriment of Waitlist. The officers of Manager may from time to time form new entities and engage in other businesses in the future. Other businesses owned and managed by the management of Manager may be in competition with Waitlist. Manager and Waitlist may utilize independent third party consultants, unaffiliated with Waitlist, to assist with the production and marketing of the Film. A conflict of interest may arise since these consultants may also be performing services for other entertainment companies or affiliates of Waitlist and may not be devoting their time exclusively to Waitlist’s business. It is possible that the consultants may advise actions that are not advantageous to Waitlist’s investors, which could have a negative impact on the investors’ investment.

IndieShares receives no compensation for its services, whereas the Manager will earn $300,000 (the “Production Management Fee”) from Waitlist, in accordance with the Production Management Fee Payment Schedule found in the MANAGEMENT COMPENSATION Section, in exchange for providing the following services: (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure Waitlist’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) corresponding with Class A Shareholders providing updates on the progress of the Film project, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) distribution of proceeds from sale or distribution to Shareholders. If the Offering Amount is not raised then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from Waitlist’s impound account.

Waitlist plans to offer limited liability units, defined in this Prospectus as Class A Shares to the public. Upon purchase of a Class A Share, each Class A Shareholder (or “Member”) becomes a Member of Waitlist, LLC. Class A Shareholders will have the following rights and obligations as further described in the “DESCRIPTION OF SECURITIES TO BE REGISTERED - Material Provisions Contained Within the Operating Agreement” Section and the Operating Agreement found in Exhibit 4.1 of this Prospectus.

1.	Class A Shareholder Voting Rights

One Common Share has been issued to Manager, and 350,000 Class A Shares will be issued to the investors upon successful completion of this offering. Only Class A Shares will have voting rights, one vote per share. The matters that the Class A Shares are authorized to vote on under the Operating Agreement are:

•	Amendments to Waitlist’s Operating Agreement;

•	The approval of a merger of Waitlist into another entity;

•	Any additional sales of equity securities of Waitlist;

•	An election to dissolve or cessation of all or a substantial part ofWaitlist’s business;

•

The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all ofWaitlist’s assets, including distribution arrangements;

•	Election and removal of any officer, director, or the Manager; and

•	Purchase of the Film for fair market value by the Manager

2.	Control of Waitlist, LLC, and IndieShares Management, LLC

Waitlist is a manager-managed Washington limited liability company and the Manager of Waitlist is IndieShares Management, LLC. The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the Common Share. Manager has the authority to operate the business of Waitlist on a day to day basis in accordance with the Operating Agreement. Manager, on behalf of Waitlist, has the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from Waitlist’s checking, savings and similar accounts.

3.	Economic Rights and Obligations

At the end of each fiscal year during which Waitlist has operated, Waitlist will allocate (via Schedule K-1) Waitlist’s net profits and losses (as further described in the Operating Agreement), as follows:

A.	The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of Waitlist will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.
B.	Once the Class A Priority Return has been paid, all allocations of profits and losses of Waitlist will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).
C.	Until the Class A Priority Return has been paid, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

4.	Restrictions on Transfer of Shares

Significant restrictions have been placed on the transferability of Class A Shares, as further described in the Operating Agreement (see Exhibit 4.1). Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. Class A Shareholders shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law.

5.	Election of Future Directors or Manager(s)

Class A Shareholders will have the authority to remove the current and elect future directors or Manager(s) of Waitlist.

Class A Shares will be offered to the public as follows. On the Waitlist website, a prospective investor may select from the navigation bar that they would like to purchase Class A Shares in Waitlist. The prospective investor will then be asked if they agree to the terms and conditions of the Subscription Agreement, which will be available for download and printing along with this Prospectus. Once the prospective investor agrees to the subscription terms, they will be able to enter the number of Class A Shares they would like to purchase, which purchases shall not exceed $2,500 worth in the aggregate. Only investors from those states where the Class A Shares are registered will be permitted to invest. Investments will be processed on a first come, first served basis, up to the Offering Amount. After that, the investment system will automatically shut down and no other prospective investors will be permitted to enter the investment area of Waitlist’s website. All investment payments will be made via debit card.

Significant restrictions have been placed on the transferability of Class A Shares. Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. There is no public market for the Class A Shares. The Class A Shares may not be sold or otherwise transferred except by operation of law.

Consequently, the investors will not be able to liquidate their investment in Waitlist if such liquidation should become necessary or desired. Investors cannot sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Class A Shares. Similarly, if an investor marries or has a child after his will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Class A Shares upon his death. Also, there are unique tax issues that arise when an investor holds limited liability company interests as further described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section.

Upon completion of the offering, Waitlist will build-out the Film’s website to add features that enable investors to provide input on various key story and stylistic elements of the Film by posting clips and questions for the investors to respond to. Waitlist, with the assistance of IndieShares, will also be able to provide its investors with virtual access to certain physical production activities of the Film (e.g., behind the scenes footage) then download those recorded activities to their computers for viewing or sharing. Furthermore, we anticipate coordinating computer chat sessions with the Film’s production personnel and cast. We anticipate that Waitlist’s website will have these technological capabilities within 60 days after completion of the offering. For clarity, the Waitlist website functionality discussed in this paragraph has been architected, but development will not be completed until after completion of this offering.

Company currently has limited operations and assets, and is considered a “Shell Company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “34 Act”).

Summary Financial Information

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. We have prepared our financial statements contained in this Prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Prospectus.

Income Statement	For the Period May 7, 2008 (date of inception) to September 30, 2008
Revenue	$0
Expenses	$57,972
Net Loss	$(57,972)

Balance Sheet	September 30, 2008
Total Assets	$10
Total Liabilities	$57,972
Shareholders’ Equity (Deficit)	$(57,962)

The Offering

Manager has determined, based on input from the IndieShares advisory board (see http://www.indieshares.com/advisory_board.aspx), that the Film can be produced for $3,500,000. Waitlist is offering 350,000 Class A limited liability units (“Class A Shares”), with a minimum purchase of two Class A Shares, in accordance with the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section of this Prospectus. This is an all or none offering. All subscription funds which are accepted will be deposited directly into Waitlist’s segregated impound account at the Bank. Subscription funds placed in the impound account may only be released once the Offering Amount of $3,500,000 is raised in accordance with the Impound Agreement between the Bank and Waitlist (see Exhibit 10.1). No investor may purchase more than 250 Class A Shares ($2,500) in this offering, as set forth in the Form of Subscription Agreement (Exhibit 99.1). The purchase price for the Class A Shares is $10, with a minimum purchase of two Class A Shares, plus a $.50 per Class A Share debit card processing fee, and will be payable in full upon subscription. The debit card processing fees are strictly pass-through. Waitlist does not make any money in these transactions. The processing fees are collected by the Bank and are subtracted from each payment prior to the funds being deposited into Waitlist’s impound account. None of the debit card payment fees are associated with Waitlist’s impound account in any way. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is collected by the Bank to cover the processing fee, which is distributed to the applicable debit card network (i.e., Visa or MasterCard) and the investor’s issuing debit card bank, and $100 would be placed in Waitlist’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is collected by the Bank, and distributed as described above, and $3,500,000 are the gross proceeds to Waitlist. The debit card processing fees are mandated by Visa and MasterCard and must be paid when utilizing those networks for payment transactions. We will only accept Visa and MasterCard payments and therefore each investment transaction is subject to the fees. If Waitlist does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned, within 30 days, to subscribers of Class A Shares, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded. Manager acknowledges that the Bank is performing the limited functions of a “Depository”, as that term is defined in the “Impound Agreement” (see Exhibit 10.1), and that this fact in no way means the Depository has passed in any way upon the merits or qualifications of, or has recommended, or given approval to any person, security, or transaction.

The owners of Manager have the right, but not the obligation, to participate in the offering subject to the $2,500 individual investor limitation. The Prospectus addresses the material provisions contained within the Operating Agreement in the “DESCRIPTION OF SECURITIES TO BE REGISTERED – Material Provisions Contained Within the Operating Agreement” and the “BUSINESS — Securities Offered” Sections below. The Class A Shares are being offered by Waitlist on an all or none basis.

In order to invest in this offering, investors will be required to become a party to the Operating Agreement. You are urged to read the Operating Agreement carefully (see Exhibit 4.1, Waitlist’s Operating Agreement), as it contains important provisions related to voting, control, and the economic rights and obligations (including, but not limited to, allocations of net loss or profit of Waitlist for federal tax purposes, and distributions of cash) of Waitlist’s investors. This Prospectus contains a description of such material provisions of the Operating Agreement (see “DESCRIPTION OF SECURITIES TO BE REGISTERED” Section).

RISK FACTORS

The following factors are listed in the order Waitlist considers to be the most substantial risks to an investor in this offering in view of all of the facts and circumstances or which otherwise make the offering one of high risk or speculative (i.e., those factors which constitute the greatest threat that the investment will be lost in whole or in part, or not provide an adequate return).

The purchase of the Class A Shares involves a high degree of risk and no prospective investor should purchase any Class A Shares unless he can afford to lose his entire investment in Waitlist. Each prospective investor should carefully consider the following risk factors associated with this investment, and should consult with his own legal and financial advisors. Waitlist has included all known material risks in existence at the time of the issuance of this offering.

Cautionary Statements. The discussions and information in this Prospectus may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of Waitlist, please be advised that Waitlist’s actual financial condition, operating results and business performance may differ materially from that projected or estimated by Waitlist in forward-looking statements.

1.	Waitlist may not be able to continue as a going concern. Waitlist has not generated revenue or positive cash flows from operations to date and has an accumulated deficit and negative shareholders’ equity at September 30, 2008 in the amount of $57,762. Jay T. Schwartz, George R. Brumder, and Julie L. Chase have been financing the company since its inception. Our auditors have issued an opinion stating that these conditions raise substantial doubt about our ability to continue as a going concern.

2.	Waitlist may not be able to absorb the costs of becoming a public company. There are substantial costs associated with becoming a public company and there is a risk that Waitlist may not be able to absorb these costs.

3.	Waitlist has no operating history, it is a new business and there is no assurance that Waitlist will ever earn revenue. Waitlist has recently been formed to develop, finance, produce, market, and sell the Film. Neither Waitlist nor the Manager have any earnings or gross revenues to date; and given the nature of their structure and purpose, would not have any revenues prior to the Film being exploited. Waitlist currently has no assets or working capital. There is no assurance that Waitlist will be profitable or will earn revenues from its planned exploitation of the Film.

4.

Investments would be in a speculative and competitive business where investors could lose their entire investment. The entertainment industry is extremely competitive and the commercial success of any motion picture is often dependent on factors beyond the control of Waitlist, including but not limited to audience preference and exhibitor acceptance. There is no assurance that the Film will be acquired, produced, or distributed. Waitlist or its designees may not be able to engage or retain qualified talent for the Film, including actors, directors, film editors and other production personnel. Waitlist may experience substantial cost overruns in developing, producing, and marketing the Film and may not have sufficient capital to successfully complete the Film. Competent distributors or other personnel may not be available to assist Waitlist in its financing and marketing efforts for the Film. Waitlist may not be able to sell or license the Film because of industry conditions, general economic conditions, competition from other producers, or lack of acceptance by studios, distributors, exhibitors, and audiences. Waitlist may also incur uninsured losses for liabilities which arise in the ordinary course of business in the entertainment industry, or which are unforeseen, including but not limited to copyright infringement, product liability, and employment liability. There is no assurance that the Class A Shareholders (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) will not lose their entire investment in Waitlist.

5.	Waitlist is under capitalized and the public investors will be providing most of the capital for the business. The investors will be responsible for providing Waitlist with the majority of its capital and will therefore bear most of the economic risk. It is possible that investors could lose their entire investment and investing in Waitlist should only be made by those investors who can afford to lose their entire investment.

6.	Allocations of profits and losses will be made among the Class A Shareholders. All allocations of profits and losses will be made 100% to the holders of Class A Shares pro-rata in proportion to their respective Class A Share holdings. It is possible that Waitlist never earns revenue or may not earn enough revenue for Class A Shareholders to receive their original investment or Priority Return.

7.	There are inherent risks in motion picture production, which could lead to cost overruns and substantial risk that the production funds raised from the offering are insufficient. The production of motion pictures involves a substantial degree of risk. Production costs are often miscalculated and may be higher than anticipated due to reasons or factors beyond the control of Waitlist (such as delays caused by labor disputes, illness, accidents, strikes, faulty equipment, death or disability of key personnel, destruction or damage to the Film itself, or bad weather). Accordingly, Waitlist may require funds in excess of the Film’s anticipated budget in order to complete production. Waitlist will seek to obtain favorable production contract terms and conditions to protect Waitlist against some of these risks, including dealing with bondable entities, meaning third parties that are capable of obtaining insurance for their services. However, investors will bear substantial risk in the event that the Film does not have sufficient funding to complete production.

8.

There is no public market for the securities and transferability of the Class A Shares is restricted. Investors will not be able to liquidate their investment and the Class A Shares should be considered a long term investment. Significant restrictions have been placed on the transferability of Class A Shares, as further described in the Operating Agreement (see Exhibit 4.1). Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. There is no public market for the Class A Shares. The Class A Shares may not be sold or otherwise transferred except by operation of law. Consequently, the investors will not be able to liquidate their investment in Waitlist if such liquidation should become necessary or desired. Investors cannot sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Class A Shares. Similarly, if an investor marries or has a child after his will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Class A Shares upon his death. Consequently, the investors will not be able to liquidate their investment in Waitlist if such liquidation should become necessary or desired. Investors cannot sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law. We are not applying to have our securities traded on any national securities exchange or over the counter trading market. Furthermore, it is anticipated that if we meet our business plan, the Film will be sold and Waitlist liquidated in a relatively short period of time and therefore it would not benefit Waitlist to have the shares transferrable. Lastly, there are substantial costs associated with accommodating trading and managing the transfer of securities. Since the life of Waitlist may be less than 1 year, we thought it in the best interest of the company to avoid these costs.

9.	Waitlist has no distribution contracts in place and there is no assurance that the Film will ever be monetized in any way. Even if the Film is distributed, there is no assurance that it will be economically successful, which could lead to loss of the investors’ entire investment. If the Film is completed, there is no assurance that Waitlist will be successful in securing one or more distributors to distribute it. Furthermore, even if a distributor distributes the Film, there is no assurance that the Film will be an economic success, even if it is successful critically or artistically. While it is the intent of Waitlist that any sale of distribution rights will be for fair value and in accordance with the standards and practices of the motion picture industry, no assurance can be given that the terms of such agreement will ultimately be advantageous to Waitlist. Distribution agreements generally give a distributor significant flexibility in determining how a film will be exhibited. Depending on the distribution contract, there can be no assurance that the distributor will not limit the Film’s run, limit the territories in which the Film is exhibited or otherwise fail to actively promote the Film. Any such action by the distributor could have a material adverse effect on the economic success of the Film and revenues received by Waitlist. There can be no assurance of ancillary or foreign sales of the Film. In any event, any net profits from the Film cannot be realized, if at all, until many months after Waitlist’s expenditure for the Film. Waitlist may attempt to retain a sales agent to sell the foreign rights to the Film. No assurance can be given that the Manager will actually be able to obtain a sales agent, that a sales agent, if obtained, would be able to sell any rights to the Film, or that if such rights are sold they will be on terms advantageous to Waitlist.

10.

There are economic risks associated with distribution. Even if Waitlist secures a distribution arrangement, there is no assurance that the Film’s revenues will exceed its production costs. If not, investors could lose all of, or at least a substantial portion of, their investment. If a third party distributor is obtained for the Film, the success of such distribution will depend on a number of factors over which Waitlist will have little or no control. Even if all territories, both domestic and foreign, are sold, there can still be no assurance that the Film will succeed on an economic level. If the total production costs exceed the total worldwide minimum guarantees or minimum advances, if any, there may be problems which could adversely affect the Film’s ultimate profitability, including: public taste, which is unpredictable and susceptible to change; competition for theaters; competition with other films and other leisure activities; advertising costs; uncertainty with respect to release dates; and the failure of other parties to fulfill their contractual obligations and other contingencies. Distribution agreements generally give a distributor significant flexibility in determining how a film will be exhibited. There can be no assurance that a distributor will not limit the Film’s run, limit the territories in which the Film is exhibited or otherwise fail to promote the Film actively. Any such action by the distributor could have a material adverse effect on the economic success of the Film and revenues received by Waitlist. In the event that the Film is distributed in foreign countries, some or all of the revenues derived from such distribution may be subject to currency controls and other restrictions which would restrict the available funds.

11.	There is intense competition in the entertainment industry and virtually all other competitors have greater assets, experience, and resources than Waitlist. Therefore, Waitlist may not be able to secure an arrangement that will provide any return to investors and investors may also lose their entire investment. The entertainment industry is characterized by intense competition. Waitlist will be subject to competition from other producers and distributors including major studios, most of which have greater financial resources and management experience and expertise than Waitlist. All aspects of the motion picture industry are highly competitive. Waitlist faces competition from “major” studios and other independent motion picture companies and television production companies not only in attracting creative business and technical personnel for the production of the Film, but also in distributing the Film. Virtually all of these competitors have substantially greater experience, assets, and financial and other resources than Waitlist, and have worldwide distribution organizations in place. The Film will also be subject to extensive competition from other forms of entertainment, including but not limited to television programming, cable television, and other entertainment. There is no assurance that Waitlist will be able to provide a return to investors; and it is possible that investors will lose their entire investment.

12.	There are risks which may cause cost overruns. If cost overruns occur, the Film project might be halted, which could result in a complete loss of the investment. Additional funds may also be sought by Waitlist, resulting in dilution of the investors’ ownership. Waitlist may incur substantial cost overruns in the development, production, and sale of the Film. Waitlist and its management are not responsible for cost overruns incurred in Waitlist’s business and are not obligated to contribute capital to Waitlist. Unanticipated costs may force Waitlist to substantially dilute its ownership in the Film by requiring it to obtain additional capital or financing from other sources, or may cause Waitlist to lose its entire investment in the Film if it is unable to obtain the additional funds necessary to complete the production and marketing of the Film. There is no assurance that Waitlist will be able to obtain sufficient capital to successfully implement its business plan. If a greater investment is required in the Film because of cost overruns, the probability of earning a profit or a return of the Class A Shareholders’ investment in Waitlist is diminished.

13.	Funds raised from the offering may be inadequate to complete the Film, and if Waitlist cannot sell or raise additional funds to complete the Film, investors may lose their entire investment. Waitlist will have limited capital available to it; such capital will be limited to the amount that Waitlist raises from this offering. If Waitlist’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then Waitlist may sell all or a portion of its interest in the Film, if possible. Further, a shortage of funds may prevent or delay Waitlist from completing the production and selling of the Film. There is no assurance that Waitlist will have adequate capital to conduct its business.

14.	Investor ownership in the Film risks being diluted subject to business arrangements related to production, distribution, marketing, and sale of the Film. Subject to Class A Shareholder approval of equity financing(s), Waitlist has the right, but not the obligation, to raise additional capital or incur borrowings from third parties to finance the production or marketing of the Film, as the case may be. Waitlist may convey gross revenue interest in the Film to third party distributors in consideration for their marketing services and their agreement to bear certain marketing costs, and a net profits interest in the Film to co-producers for their production services. Waitlist is subject to the risk of experiencing additional dilution of its ownership in the Film pursuant to separate agreements that it may enter into from time to time for the production, sale, distribution, marketing, and licensing of the Film.

15.	If additional financing for production of the Film is sought, there is no assurance that such additional funding will be available. If additional equity funding is obtained, there will be dilution of the investor’s ownership position. In the event the Film’s production costs exceed the amount raised by Waitlist, Waitlist may seek outside funding, subject to the Class A Shareholder voting requirements (See “BUSINESS — Securities Offered”), to finance the remainder of the costs. There can be no assurance that such outside funding will be available or if available that such funding will be on terms that are not disadvantageous to Waitlist. In order to obtain such outside funding, Waitlist may have to subordinate its interests or assign gross revenue and net profits interests in the Film to such outside sources. It is anticipated that the offering funds will cover the Film’s production budget.

16.	There is no assurance that the Film will be profitable or provide any return to investors. There is no assurance as to whether Waitlist will be profitable or earn revenues, or whether Waitlist will be able to return any investment funds, to make cash distributions, or to meet its operating expenses.

17.	There is no assurance of any cash distributions to investors. There is no assurance as to when or whether cash will be available for distribution to the Shareholders. Waitlist is responsible for paying direct and any indirect expenses incurred by all third parties in connection with making the Film. The costs of making and marketing the Film must be paid before any cash distributions are made by Waitlist. Waitlist must pay these expenses, as well as operating expenses and other costs, prior to distributing cash to the Shareholders. Even if cash distributions are made, Waitlist may not be profitable. Waitlist, in its discretion, may retain funds for working capital purposes.

18.	There is a substantial risk that without the Manager (i.e., its officers Jay T. Schwartz, Julie Chase, and George Brumder), Waitlist may not be able to achieve its business objectives. Waitlist’s future success will depend substantially upon the ability of its Manager to implement the business strategy. Neither the Manager nor its officers have entered into employment contracts and retention of their services cannot be guaranteed. The loss of the Manager or any of its officers or the inability to attract and retain other talented personnel could have a material adverse effect on Waitlist’s ability to conduct its business.

19.	Waitlist does not have independent directors and decisions affecting the company are not ratified by disinterested directors. The board of directors of Waitlist is not independent. Therefore, decisions affecting the disposition of the company are not ratified by independent directors. There is a risk that the interests of the investors and the board members are not aligned, which could negatively impact the value of the investors’ investment.

20.	The Class A Shares were priced arbitrarily and the actual value may be less than the price paid. There is no established market for the Class A Shares. We established the offering price without an independent valuation of the Class A Shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. This valuation may bear no relation to the actual value of the Class A Shares, which may be substantially less than the price paid by investors.

21.	Waitlist does not have independent audit and compensation committees. Waitlist does not have independent audit and compensation committees, which means that Waitlist’s accounting practices and management compensation have not been reviewed nor ratified by independent directors. There is an increased risk that Waitlist’s accounting practices will not be GAAP compliant and that the Manager’s compensation is overstated.

22.	Cash distributions to investors, if any, typically may take a year or longer. Typically, investors cannot expect to receive a return on their investment prior to the elapse of approximately one year after the completion of the principal photography. Investors should only invest in Waitlist as a long term investment and understand there is a high risk that they may lose their entire investment.

23.

There exists federal income tax risks with Waitlist not being treated as a Limited Liability Company by the IRS. If this occurs, the pass through tax treatment of Waitlist would be jeopardized and the IRS could require payment of federal income taxes; meaning deductions and credits would not be passed through to Shareholders. An investment in Class A Shares involves tax risks. Each prospective Shareholder is urged to consult his own tax advisor with respect to the complex federal, state and local tax consequences of investing in the Class A Shares. Because Waitlist will file its federal and state income tax returns as a “pass-through” entity, there is the risk of allocations of taxable income without corresponding cash distributions from Waitlist to cover the income tax liability resulting from the allocation (i.e. phantom income). Phantom income is any income that is reportable as taxable income but that does not generate cash flow for the investor. In other words, the investor does not actually receive phantom income, but is taxed on it nevertheless. Earnings from Waitlist may arrive in the form of phantom income. Therefore, there is risk that in some years an investor’s tax liabilities may exceed their cash distributions in corresponding years and that to the extent of such excess the payment of such taxes will be out-of-pocket expenses. Upon a sale or other disposition of the Class A Shares or property of Waitlist, there is a risk that an investor’s tax liabilities may exceed the cash they receive for such interest and that to the extent of such excess the payment of such taxes will be out-of-pocket expenses of the investor. Distributions (e.g., as a result of the sale of the Film) which represent an allocation of a profit will be taxed as ordinary income and will not be taxed as a capital gain, since the income is the result of a profit of the issuer and not related to the sale of securities. In the event the Class A Shares are sold (e.g., Waitlist is purchased in a stock transaction), the proceeds of such sale will be taxed at capital gains rates. The taxation of Waitlist and the shareholders depends upon whether Waitlist is treated for federal income tax purposes as a limited liability company (i.e. a partnership for tax purposes) or as an association taxable as a corporation. Waitlist will not seek a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel that it will be treated as a limited liability company for federal income tax purposes. It is possible that the status of Waitlist as a limited liability company could be challenged by the IRS. If Waitlist is treated for federal income tax purposes as an association taxable as a corporation rather than as a limited liability company, Waitlist would be required to pay federal income tax on its income and Waitlist’s deductions and credits would not be passed through to its shareholders, Furthermore, the shareholders would be taxed on any distributions they might receive in substantially the same manner that corporations and their shareholders are taxed on dividends. The information returns filed annually by Waitlist for federal income tax purposes may be audited by the IRS and such an audit may result in an audit of the investor’s own tax return. An audit could result in adjustments to various Waitlist tax items, which may increase the likelihood of an audit of the income tax returns of the shareholders. The tax aspects of this investment cannot be predicted with certainty in part because certain provisions of the Internal Revenue Code may in the future be amended or interpreted in a manner adverse to Waitlist.

24.	There is some uncertainly as to the status of limited liability in all states. Generally, investors will have liability limited by the amount of their investment. However, there is a chance that some states will not recognize this limitation, which could financially expose investors to amounts greater than their initial investment. By purchasing Class A Shares, a Shareholder will become a member of Waitlist. As a member, a Class A Shareholder’s personal liability for obligations of Waitlist will generally be limited to his investment amount and his rights to the undistributed income of Waitlist. While the limited liability company laws of the state of Washington, specifically RCW 25.15, (the “LLC Act”), now in effect or as amended, provides for the limited liability of members, the statute applies in Washington. As a result, there may be uncertainty as to whether the exercise of these rights under certain circumstances could cause the Class A Shareholders to lose their limited liability under other applicable state laws.

25.

Conflicts of interest may exist that investors need to be aware of. If the funds raised are exhausted prior to completion of the Film then Manager may sell or purchase the incomplete Film, in cash, for fair market value, as reasonably determined below, upon approval by the Class A Shareholders as described in the Operating Agreement. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero. The relationship of Manager to Waitlist and affiliates, including IndieShares, may create conflicts of interest. The officers of Manager may participate in other entities (film projects) which engage in activities similar to those of Waitlist, such as developing, financing, producing, marketing, and selling other full length motion pictures. Some officers of Manager may allocate management time and resources to future projects, to the possible detriment of Waitlist. The officers of Manager may from time to time form new entities and engage in other businesses in the future. Other businesses owned and managed by the management of Manager may be in competition with Waitlist. The Manager and

Waitlist may utilize independent third party consultants, unaffiliated with Waitlist, to assist with the production and marketing of the Film. A conflict of interest may arise since these consultants may also be performing services for other entertainment companies or affiliates of Waitlist and may not be devoting their time exclusively to Waitlist’s business. It is possible that the consultants may advise actions that are not advantageous to Waitlist’s investors, which could have a negative impact on the investors’ investment.

26.	Shareholders must rely on the Manager of Waitlist for operation of Waitlist. The Manager has broad discretion in dealing with third parties and applying the gross proceeds of the offering to monetize the Film with limited investor input. Under Waitlist’s Operating Agreement in Exhibit 4.1 of this Registration Statement, the Manager is given the exclusive authority to manage Waitlist’s business. Class A Shareholders must be willing to entrust all aspects of Waitlist’s business to the Manager and its officers. Only Class A Shareholders will have voting rights, as further described under “BUSINESS — Securities Offered”. Waitlist will be largely dependent upon Jay T. Schwartz, George Brumder, and Julie Chase, the sole owners of Manager, for the direction, management, and daily supervision of Waitlist’s operations. Manager will negotiate, or assign the responsibility to negotiate, all third party contracts on behalf of Waitlist. Investors must rely on Manager and its management for the operation of Waitlist. Manager has broad discretion to manage Waitlist and apply the gross proceeds of the offering of the Class A Shares to developing the Film.

27.	The Manager will be held harmless against certain claims within the limits of the capital contributions. Waitlist’s Operating Agreement provides that Waitlist will, within the limits of capital contributions and retained assets, hold the Manager harmless against certain claims arising from Waitlist’s activities, other than losses or damages incurred by it as a result of its gross negligence, fraud or bad faith. If Waitlist were called upon to perform under its indemnification agreement, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Film, or for distributions to the shareholders, if any.

28.	Waitlist’s Manager has limited resources and is not likely to have other sources for additional working capital if Waitlist needs it. In the event this occurs, the investors’ investment will be at risk. The Manager has a net worth equal to $0, consequently, it is not anticipated that the Manager or its affiliates will have the financial resources or the liquidity to provide funds to Waitlist in the event that Waitlist needs additional working capital. Furthermore, the Manager does not have any obligation to make loans or provide capital to Waitlist.

29.	The Manager has certain rights under Waitlist’s Operating Agreement that do not require the consent of the Class A Shareholders. These rights may give rise to conflicts surrounding Manager’s relationship with affiliates. Under Waitlist’s Operating Agreement, the Manager is responsible for selection of and contracting with any third parties for goods and services related to production of the Film, managing day-to-day production and website related activities, and employment decisions.

The relationship of Manager to Waitlist and Waitlist’s potential future affiliates, including IndieShares, may create conflicts of interest. Manager may participate in other film projects which engage in activities similar to those of Waitlist. Manager may allocate management time and resources to such future projects to the possible detriment of Waitlist. The officers of Manager may from time to time form new entities and engage in other businesses in the future. Other businesses owned and managed by the management of Manager may be in competition with Waitlist.

30.	Investors grant Manager a special power of attorney in the Subscription Agreement. Once an investor agrees to the terms of the Subscription Agreement, they grant Manager a special power of attorney which appoints and Manager as their attorney-in-fact with power and authority to act in their name and on their behalf to execute the Operating Agreement for Waitlist; along with any other documents or agreements necessary to continue the existence of Waitlist, without obtaining the consent of the investor. This special power of attorney is irrevocable, and shall survive any transfer of Class A Shares.

31.	Waitlist will not repurchase any Class A Shares. Regardless whether the Film is a financial success, Waitlist will not purchase any of the Class A Shares or the Common Share from any of the Shareholders, and the Shareholders will not have any rights to require Waitlist to purchase their Class A Shares or the Common Share.

32.	The piracy landscape for motion pictures and how it could impact the value of the Film. Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (including Korea, China, and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. The United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. Such actions could impact the amount of revenue that Waitlist realizes from the international distribution of the Film, if any, depending upon the countries subject to such action and the duration of such action.

FORWARD LOOKING STATEMENTS

Information in this Prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The matters herein constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

DETERMINATION OF OFFERING PRICE

There is no established market for our Class A Shares. We established the offering price without an independent valuation of the Class A Shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria.

Evaluation of the project by Eugene Mazzola and the rest of our advisory board (http://indieshares.com/advisory_board.aspx) led us to the budgetary information found in the USE OF PROCEEDS Section

Eugene Mazzola (www.eugenemazzola.com) is a well established film and television producer and his company, Bridge Productions, Inc. has been selected as the producer of the Film. We evaluated a number of other producers and decided that Bridge Productions represented the best value based on their experience, reputation, knowledge of the project, ability to obtain a completion bonded, and Seattle area location. The project contract between Bridge Productions and Waitlist has not yet been executed. We anticipate executing the agreement within 90 days after the successful close of this offering. If we are unable to reach a definitive agreement with Bridge Productions, Inc., or other suitable production company, within 90 days after the successful close of this offering, all investor funds will be promptly returned, within 30 days, less the applicable debit card processing charge of $.50 per share.

PROMOTER’S INTANGIBLE ASSET CONTRIBUTIONS AND

TANGIBLE BOOK VALUE

Promoter’s Intangible Asset Contributions

Manager, who is also a promoter (as defined in Rule 405 of the 33 Act, as amended), has contributed the services listed in the table below related to the development of Waitlist and the Film to date. The Manager has not and will not receive any compensation in exchange for contributing such services. The basis for the value of the Promoter’s intangible asset contributions listed below was Manager’s good faith estimate of the fair market value of similar services in the Seattle, WA market. However, Manager will receive compensation in the form of the Production Management Fee of $300,000 contingent compensation in its capacity as the sole Common Shareholder. Each of these forms of compensation are further described in the MANAGEMENT COMPENSATION Section.

Description	$Value
Establish legal entities (Waitlist, LLC and IndieShares Management, LLC)	$1,000

Create and file all offering related documents with the SEC, state, and Canadian provincial regulatory agencies.	$341,000

Create online marketing plan, including web presence design, ad-word search method, RSS and contextual internet search terms, and search engine data management and modification.	$8,000

Draft and manage all third party agreements and business arrangements, including web hosting firm, web developers, graphic artists, and film production companies	$15,000

Develop and manage script selection and review process	$68,000

Create audience participation and response model, including management and packaging of demographic data for potential exploitation	$8,000

Produce promotional videos and promotion	$3,500

Create website	$14,000

TOTAL	$458,500.00

Tangible Book Value

Prior to the offering commencing, Waitlist has a tangible book value (“TBV”) of ($57,962) and has one Common Share outstanding. In the event that Waitlist raises the Offering Amount, Waitlist expects to have a TBV of approximately $3,442,048, have One (1) Common Share and 350,000 Class A Shares outstanding, and the TBV of each Share (Common and Class A) will be $10.00.

PLAN OF DISTRIBUTION

The Class A Shares are self underwritten and are being offered and sold by Waitlist on an all or none and best efforts basis. No compensation will be paid to Waitlist or any affiliated company or party with respect to the sale of the Class A Shares. This means that no compensation will be paid with respect to the sale of the Class A Shares to Manager, IndieShares, Jay Schwartz, George Brumder, or Julie Chase. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of the offering for the issuer; and b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities; i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction. Neither Waitlist, the Manager, IndieShares, Jay Schwartz, Julie Chase, nor George Brumder conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into Waitlist’s segregated impound account at the Bank (see Exhibit 10.1, Impound of Funds Agreement). Subscription funds placed in the impound account may only be released once the Offering Amount is raised, in accordance with the Impound Agreement between the Bank and Waitlist (see E axhibit 10.1). No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The purchase price for the Class A Shares is $10, with a minimum purchase of two Class A Shares, plus a $.50 per Class A Share Bank processing fee, and will be payable in full upon subscription. The Bank processing fees are strictly pass through. Waitlist does not make any money in these transactions. The processing fees are paid directly to the Bank and are subtracted from each payment prior to the funds being deposited into Waitlist’s impound account. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the processing fee, and $100 would be placed in Waitlist’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is paid to the Bank and $3,500,000 are the gross proceeds to Waitlist. If Waitlist does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, within 30 days, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded.

Waitlist, subject to Rule 134 of the 33 Act and corresponding state registration regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, TV, and the Internet. Waitlist plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search based advertising, search engine optimization, and the IndieShares website. As a result, internet traffic may arrive at the IndieShares hosting site where visitors can opt to be directed to Waitlist’s website if they desire additional information. Please note that Waitlist will not communicate any information to prospective investors that cannot be not found within the Prospectus. Prospective investors will have continuous access to the Prospectus, 24 hours per day 7 days per week, via the URL www.indieshares.com/waitlist or by clicking on hyperlinks contained within emails or online advertisements. In any event, all of our communications will be Rule 134 compliant and not amount to a free writing prospectus. We will not orally solicit investors and no sales will be made prior to this registration statement being declared effective and a section 10(a) final Prospectus is available. The screens within the Waitlist web site will be Waitlist project specific, including the “Home,” “How Waitlist Works,” “Invest,” “Blog,&$148; and “FAQ” pages. The policies, management, and contact sections will also be Waitlist specific.

Once on the Waitlist website, a prospective investor may select from the navigation bar that they would like to purchase Class A Shares in Waitlist. The prospective investor will then be asked if they agree to the terms and conditions of the subscription agreement substantially in the form attached hereto as Exhibit 99.1 (the “Form of Subscription Agreement”), which is available for download and printing along with this Prospectus. Once the prospective investor agrees to the subscription terms, they will be able to enter the number of Class A Shares they would like to purchase, which purchases shall not exceed $2,500 worth in the aggregate. Only investors from those states where the Class A Shares are registered will be permitted to invest. Investments will be processed on a first come, first served basis, up to the Offering Amount of $3,500,000. After that, the investment system will automatically shut down and no other prospective investors will be permitted to enter the investment area of Waitlist’s website. All investment payments will be made via debit card.

The Offering Period will commence upon the Prospectus being declared effective. First, in the investing section of Waitlist’s website will be coded to only allow access to those prospective investors that reside in jurisdictions where the offering is registered and meet any applicable suitability standards. Prospective investors must provide their addresses and zip codes. If a zip code does not match that of a jurisdiction where the offering is permitted, access is denied. A graphic description will also be developed illustrating how one would go about investing in Waitlist. Once the prospective investor determines that they want to invest in Waitlist, a cross reference is done with the billing address used for the debit card and the address originally provided. If the addresses do not match, then the transaction is canceled. Second, Waitlist’s website will permit investors to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot. Third, the adwords and sponsored links offered by Google and Yahoo must be selected and managed, since the availability and pricing for various key words and phrases is constantly changing as people bid on them. Generally, the more popular a search term, the more expensive it will be. It should be noted that no matter how the availability and price of these adwords and sponsored link change, the content of Waitlist's associated advertisements will always comply with Rule 134 of the 33 Act. Furthermore, Google and Yahoo provide customers with the ability to restrict and test searches within specific jurisdictions. In Waitlist’s case, search terms will be restricted to those jurisdictions where the offering is registered. Lastly, Waitlist’s website sector must also be able to reliably accept payments from investors. Once the offering is declared effective, Waitlist will implement and test its payment capabilities, which will be similar to most electronic commerce sites that accept debit card payments for merchandise. For clarity, IndieShares does not and will never collect payments or manage the payment collection process; only Waitlist will deal with Investors’ investments.

Online marketing will be used in Waitlist’s efforts to sell the Class A Shares. The online marketing that will be conducted by Waitlist with the assistance of Manager and IndieShares, covers the following areas. First, adword and sponsored link optimization as described immediately above. Second, IndieShares will research which email lists are available for purchase. Third, Waitlist will use Constant Contact, Inc. (“Constant Contact”) a third party email distribution company, to distribute email communication on Waitlist’s behalf. Constant Contact is a well known provider of third party email distribution services and using Constant Contact will allow Waitlist to efficiently update prospective investors and investors on events related to the Film. For further information on Constant Contact visit www.constantcontact.com. Our contract with Constant Contact will be a monthly subscription terminable at any time by us. Waitlist does not consider its agreement with Constant Contact a material contract.

Internet Advertising

Once the offering is declared effective by the SEC and target registration states, Waitlist is permitted to generally solicit investors who reside in those states by use of various advertising mediums, such as print, radio, TV, and the Internet. Waitlist plans to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at Waitlist’s website sector where prospective investors, who must register on Waitlist’s website and live in jurisdictions where the Class A Shares are permitted to be offered and sold, can find additional information on the production of the Film and may initiate a purchase of Class A Shares in compliance with the Subscription Agreement. The investing section of Waitlist’s website will be coded to only allow access to those prospective investors that reside in jurisdictions, and meet the applicable suitability standards, where the offering is registered. Prospective investors must provide their addresses and zip codes. If a zip code does not match that of a jurisdiction where the offering is permitted, access is denied. A graphic description will also be developed illustrating how one would go about investing in Waitlist. Once the prospective investor determines that they want to invest in Waitlist, a cross reference is done with the billing address used for the debit card and the address originally provided. If the addresses do not match, then the transaction is canceled.

Waitlist’s online marketing will function primarily through a combination of Google adwords and Yahoo sponsored links. Waitlist may also purchase select email distribution lists that cover film enthusiasts, however, no lists have been either identified or purchased and will not be until after this offering has been declared effective. Waitlist will use Constant Contact as its email distribution vendor. There is no written agreement between Constant Contact and Waitlist. Constant Contact is a subscription service that charges a monthly fee for email communications. Waitlist plans to drive traffic to its website sector via its use of Google and Yahoo’s adwords and sponsored links and email distribution via Constant Contact. Once traffic arrives at Waitlist’s site, prospective investors will be able to review the site contents, including the ability to view and download the entire Prospectus, and purchase Class A Shares if they so desire and meet the requirements of the Subscription Agreement.

The Prospectus will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on Waitlist’s website sector.

Non-Production Activities Costs Prior to Commencement of the Offering

Waitlist is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
SEC Registration Fees	138

State Registration Fees	11,710

Legal Services	50,000

Accounting Services	4,000

Waitlist, LLC Formation	159

Promotional Media	2,124

Misc. Corp. Expenses	689

Literary Options	2,500

Total	71,320

The total non-production costs incurred prior to commencement of the offering were $71,320. Of that amount, $36,000 is due to Beacon Law Advisors and $35,320 is due to the Manager. The amount due to Manager is higher than the $17,972 shown in the audited financial statements because at the time the financial statements were audited, the following expenses had not yet been incurred: $11,710 for state registration, $138 for SEC registration, an additional $1,500 to Peterson Sullivan LLP, our auditors, and an additional $4,000 to Beacon Law Advisors. The additional payment to Beacon Law Advisors also reduced the amount owed to them to $36,000 from $40,000 shown in the audited financial statements. These costs are only recoverable if Waitlist raises the Offering Amount, which means that they are not at-risk to manager.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Waitlist is offering 350,000 Class A Shares at a purchase price of $10.00 per Class A Share, with a minimum purchase of two Class A Shares, in accordance with the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section of this Prospectus. The purchase price for the Class A Shares will be payable in full upon subscription. All subscription funds which are accepted will be deposited directly into Waitlist’s segregated impound account at the Bank (as defined in the “PROSPECTUS SUMMARY — Waitlist, LLC”), as required the appropriate state securities regulatory agency. Subscription funds placed in the impound account may only be released once the Offering Amount is raised, in accordance with the Impound Agreement between the Bank and Waitlist (see Exhibit 10.1). The maximum amount for investment in this offering by any individual investor is $2,500. Manager and its affiliates have the right, but not the obligation, to enable Waitlist to meet the minimum capitalization amount. However, Manager currently has no plans to purchase Class A Shares in Waitlist. There is no public market for the Class A Shares and transferability of the Class A Shares is prohibited unless via operation of law, as further described in the Operating Agreement (see Exhibit 4.1). This Prospectus describes the material provisions contained within the Operating Agreement immediately below and within the following sections; (i) voting, in “BUSINESS — Securities Offered”, (ii) control, in “PROSPECTUS SUMMARY — Waitlist, LLC”, and (iii) economic rights and obligations in “PROSPECTUS SUMMARY — Waitlist, LLC”, and “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS”.

Material Provisions Contained Within the Operating Agreement

Waitlist, and the relative rights and obligations of its Class A Shareholders, are governed by Waitlist’s limited liability company agreement, found in Exhibit 4.1 of this Prospectus (the “Operating Agreement”). The material provisions contained within the Operating Agreement pertain to the following:

1.	Class A Shareholder Voting Rights

One Common Share has been issued to Manager, and 350,000 Class A Shares will be issued to the investors upon successful completion of this offering. Only Class A Shares will have voting rights, one vote per share. The matters that the Class A Shares are authorized to vote on under the Operating Agreement are:

•	Amendments to Waitlist’s Operating Agreement;

•	The approval of a merger of Waitlist into another entity;

•	Any additional sales of equity securities of in Waitlist;

•	An election to dissolve or cessation of all or a substantial part of Waitlist’s business;

•

The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all of Waitlist’s assets, including distribution arrangements;

•	Election and removal of any officer, director, or the Manager; and

•	Purchase of the Film for fair market value by the Manager

As set forth in the Operating Agreement, except as set forth above, the activities of Waitlist do not require Shareholder approval and are left to the Manager’s discretion, such as:

•	Selection of and contracting with any third parties for goods and services related to production of the Film;

•	Managing day-to-day production and website related activities;

•	Appointing officers of Manager; and

•	Employment decisions

In the event a Shareholder vote is required, Waitlist will file a proxy with the SEC and solicit electronic proxies from the Shareholders.

2.	Control of Waitlist, LLC, and IndieShares Management, LLC

Waitlist is a manager-managed Washington limited liability company and the Manager of Waitlist is IndieShares Management, LLC. The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the Common Share. Manager has the authority to operate the business of Waitlist on a day to day basis in accordance with the Operating Agreement. Manager, on behalf of Waitlist, has the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from Waitlist’s checking, savings and similar accounts. Manager also has the following rights and powers which it may exercise at the cost, expense and risk of Waitlist:

A.	To expend the capital and income of Waitlist, if any, in the furtherance of Waitlist’s business;

B.	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of Waitlist;

C.	To hire or engage on behalf of Waitlist such employees, independent contractors and personnel as the Manager deems necessary or appropriate, including but not limited to affiliates of Waitlist, in order to conduct Waitlist’s business;

D.	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Manager deems necessary or advisable to carry out the purposes of Waitlist;

E.	To purchase from or through others, casualty and other insurance which the Manager deems advisable, appropriate, convenient or beneficial to Waitlist;

F.	To delegate or assign all or any of its duties rights or obligations and employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of Waitlist; and

G.	To execute and deliver any and all other instruments to carry out the purposes the business.

3.	Economic Rights and Obligations

The ownership of Waitlist shall be in the form of two classes of limited liability company units (collectively, the “Shares”): One (1) Common Share and the Class A Shares. Waitlist is authorized to issue 350,001 total Shares, comprised of One (1) Common Share and 350,000 Class A Shares. Only Class A Shares are being offered in this offering; no further issuances of Common Shares will be made as further described in the Operating Agreement.

At the end of any given fiscal year during which Waitlist is in operation, Waitlist will make allocations of all items of Waitlist’s income, gain, loss, or deduction (via a “Schedule K-1,” on Internal Revenue Service Form 1065), and distributions of cash, to its members (“Members” or “Class A Shareholders”), in accordance with the terms of the Operating Agreement, and as summarized below.

At the end of each fiscal year during which Waitlist has operated, Waitlist will allocate (via Schedule K-1) Waitlist’s net profits and losses (as further described in the Operating Agreement), as follows:

A.	The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of Waitlist will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

Once the Class A Priority Return has been paid, all allocations of profits and losses of Waitlist will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

B.	For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in Waitlist, and Waitlist then sells the Film for $4,000,000, Waitlist then distributes (plus or minus Waitlist’s net worth at the time of the sale):

•	$3,500,000 to the Class A Shareholders (i.e., equaling a return of their invested capital); and

•	$175,000 to the Class A Shareholders (i.e., equaling the Class A Priority Return – 5% of $3,500,000); and

•	the remaining $325,000 50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT. WAITLIST EXPECTS TO INCUR OPERATING LOSSES IN AT LEAST ITS FIRST YEAR OF OPERATIONS, AND POSSIBLY BEYOND.

C.	In the event that Waitlist has produced sufficient cash to distribute, then the Manager will calculate the cash distribution, if any, to the Shareholders. If the Manager determines that there is cash to distribute to the Shareholders, such distribution will be made as follows:

Until the Class A Priority Return has been paid, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings. NOTE THAT WAITLIST IS NOT OBLIGATED TO MAKE A DISTRIBUTION OF CASH TO SHAREHOLDERS, EXCEPT AS SUMMARIZED BELOW. The Manager may decide to retain cash, in its sole discretion, as working capital to fund continuing operations or to make capital expenditures. However, Waitlist and Manager will be obligated to make a minimum distribution of cash to the Shareholders in any given year in which Waitlist has produced a profit, in an amount not less than each Shareholder’s respective tax liability attributable to each such Shareholder’s allocated share of the profit.

4.	Restrictions on Transfer of Shares

Significant restrictions have been placed on the transferability of Class A Shares, as further described in the Operating Agreement (see Exhibit 4.1). Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. Class A Shareholders shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Class A Shares. Similarly, if an investor marries or has a child after his will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Class A Shares upon his death.

We are not applying to have our securities traded on any national securities exchange or over the counter trading market. Furthermore, it is anticipated that if we meet our business plan, the Film will be sold and Waitlist liquidated in a relatively short period of time and therefore it would not benefit Waitlist to have the shares transferrable. Lastly, there are substantial costs associated with accommodating trading and managing the transfer of securities. Since the life of Waitlist may be less than 1 year, we thought it in the best interest of the company to avoid these costs.

5.	Waitlist will be dissolved and the assets liquidated upon the earlier of:

A.	Failing to raise the Offering Amount; or

B.	An election to dissolve Waitlist approved by the Class A Shareholders; or

C.	An election to sell, exchange, or otherwise dispose of all or substantially all of the assets of Waitlist, approved by the Class A Shareholders, as further described in the Operating Agreement.

6.	Election of Future Directors or Manager(s)

Class A Shareholders will have the authority to remove the current and elect future directors or Manager(s) of Waitlist.

7.	Board of Directors

The board of directors of Waitlist (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding units of Manager. The board of directors of Waitlist are responsible for appointing the Manager and its officers. The officers of the Manager are Jay T. Schwartz (President), Julie Chase (Chief Marketing Officer and Secretary), and George Brumder (Chief Financial Officer and Treasurer).

9.	Investing

In order to invest in this offering, investors will be required to become a party to the Operating Agreement. You are urged to read the Operating Agreement carefully, as it contains important provisions related to voting, control, and the economic rights and obligations (including, but not limited to, allocations of net loss or profit of Waitlist for federal tax purposes, and distributions of cash) of Waitlist’s Class A Shareholders. This Prospectus contains those material provisions described in the Operating Agreement. Note that the terms “Shares” and “Shareholders” are used throughout this Prospectus to describe what are in fact limited liability company (“LLC”) units and LLC Members, respectively. LLC units, the governance of LLCs under state law, and the rights of LLC Members, all differ significantly from the governance of corporations and shares of corporate stock under state law, and their treatment under the federal tax laws differs significantly as well (for instance, the limited liability company units issued pursuant to this offering will be considered as partnership units for federal income tax purposes). YOU ARE URGED TO SEEK INDEPENDENT TAX, ACCOUNTING AND/OR LEGAL COUNSEL WIH RESPECT TO THIS POTENTIAL INVESTMENT AND THE POTENTIAL TAX IMPACTS OF THE INVESTMENT AND THE OWNERSHIP OF THE CLASS A SHARES.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect ownership interest in Waitlist.

USE OF PROCEEDS

Proceeds. The maximum gross proceeds to Waitlist from the sale of the Class A Shares are $3,500,000. Funds generated from this offering will be used to develop, produce, market, and sell the Film, the detail of which is further discussed in the Film Production Activities and Account Budget tables below. The Class A Shares are being offered by Waitlist on an all or none basis. All subscription funds which are accepted will be deposited directly into Waitlist’s segregated impound account at the Bank, as required by the appropriate state securities regulatory agency. Subscription funds placed in the impound account may only be released once the Offering Amount is raised, in accordance with the Impound Agreement between the Bank and Waitlist (see Exhibit 10.1). No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The price to the public is $10.00 per Class A Share, with a minimum purchase of two Class A Shares, plus a $.50 per share debit card payment processing fee. These processing fees are paid to the bank before any dollars are deposited into Waitlist’s impound account. This is a fee for using an electronic form of payment and not a cost associated with the impoundment of the offering proceeds. Waitlist does not make any money in these transactions. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the debit card processing fee, and $100 would be placed in Waitlist’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 are the aggregate debit card fees collected by the Bank for payment to the applicable debit card network (i.e., Visa or MasterCard) and to the investor’s debit card issuing bank, and $3,500,000 are the gross proceeds to Waitlist. There are no selling shareholders and this is not an underwritten public offering. The net proceeds to Waitlist, if all of the Class A Shares are sold, will be $3,500,000. All of the proceeds of the offering will be impounded at the Bank and not available to Waitlist until all of the Class A Shares are sold, in accordance with the Impound Agreement between the Bank and Waitlist (see Exhibit 10.1). If Waitlist does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned, within 30 days, to subscribers of Class A Shares, pro-rata, with interest, if any, and no deductions by Waitlist. However, the debit payment processing fees charged for the electronic purchase of Class A Shares shall not be refunded. The rate of interest earned on Waitlist’s impound account will be determined by Bank. The current interest rate on the impound account is 0%. Waitlist has an analyzed account, which is a common type of short term non-interest bearing account used by small businesses with high transaction volume (e.g., investments from many investors) over short periods of time. The interest rate is kept at 0% for these accounts to offset the bank’s costs associated with the large number of transactions. If the Offering Amount is achieved, the funds will then be moved to an interest bearing account.

It should be noted that Manager and its affiliates have the right, but not the obligation, to purchase Class A Shares, however, there are no plans or arrangements for affiliates or Manager to purchase Class A Shares in this offering. If the offering is over-subscribed, no additional funds over $3,500,000 will be accepted. In the event the Manager does not apply all of the funds in the production of the Film, any remainder will be distributed to the Class A Shareholders, as soon as practicable, on a pro-rata basis, pursuant to and according to the terms of the Operating Agreement. If the funds raised are exhausted prior to completion of the Film, the Manager may in each case, as approved by the Class A Shareholders, according to the terms of Waitlist’s Operating Agreement, either (i) sell or purchase the incomplete Film in cash, for fair market value, as reasonably determined below, or (ii)arrange for additional financing, thereby proportionately diluting the original investors’ ownership (Waitlist presently has no financing arrangements or credit lines available), or (iii) wait until such time a reasonable commercial transaction can be affected with respect to the disposition of the Film. In the event that Manager is purchasing the Film, the fair market value purchase price will be determined by Manager on the basis of, and will be equal to, the amount which would be obtained in a transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets are worthless and that the fair market value of such assets is zero.

Budget. The budget information below contains Waitlist’s main expenditures for production of the Film, which does not include costs for distribution of the Film. The source of funds for all of the activities described in the table is the proceeds raised from the offering.

Production Services. Waitlist plans to execute a production services agreement with Bridge Productions, Inc., a company owned and controlled by Eugene Mazzola, or other reputable production company, within 90 days after the successful close of this offering. If Waitlist is unable to sign a production services agreement with a production company within this time frame, all proceeds raised will be promptly returned to subscribers of Class A Shares, within 30 days, pro-rata, with interest, if any, in accordance with the terms described in the “PROSPECTUS SUMMARY – The Offering” and the “USE OF PROCEEDS – Proceeds” Sections above.

The production services agreement will cover all of the production and post production activities described in the table below. Waitlist can provide no further status on these activities because a yet to be determined third party will be contractually responsible for executing them. Waitlist’s agreement with the production company, if executed, will be structured so as to release funds in accordance with a cash flow schedule. This cash flow schedule, which has yet to be negotiated, will pay the production company upon Waitlist’s acceptance of certain deliverables.

It is anticipated that Waitlist will sell the Film to a distributor. This budget information accurately reflects those areas where substantially all of the funds will be spent, including the source of such funds. It is the opinion of Waitlist and Manager that the amounts illustrated below will cover the costs of producing and completing the Film. Currently, Waitlist does not plan to finance the Film from any other source other than the offering, however, Waitlist does have the right to do so.

Film Production Activities

Description	Info	Notes
Date:	Feb 3, 2008

Production Company:	*TBD	The production company will be selected within 90 days after the close of the offering. In the event a production services agreement is not executed within this time frame, investment funds will be promptly returned under the terms of the Prospectus.

Production Title:	Waitlist

Production Manager:	TBD	The production manager will be chosen by the production company selected to produce the film.

Producer:	TBD	Selection of the producer will also fall under the production services agreement that Waitlist anticipates executing with a production services company within 90 days after the close of the offering.

Director:	TBD	Selection of the director will also fall under the production services agreement that Waitlist anticipates executing with a production services company within 90 days after the close of the offering.

Start Date:		Within 90 days after the offering closes

Finish Date:		Within 120 days of production company selection and execution of a production services agreement.

Script Pages:	109	Currently, the script is 109 pages, but the page total may change after development input.

*	TBD means “To Be Determined” based on the date of the close of the offering. Please review the Notes of each section for information relating to the number of days after the close of the offering each activity will take to complete.

The following budget is an estimate only. A more specific budget will be developed, should the offering be successful, based on the final script, producer, director, cast, and schedule. Account specifics and number of days after execution of a production services agreement may change, while the dollar total will remain the same.

ACCOUNT	BUDGET
Story and Other Rights	$85,000

Producer’s Unit	$239,828

Director’s Unit	$159,885

Talent	$319,770

Travel/Living	$79,943

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, T/L	$884,426

Production Staff	$223,839

Art Direction	$47,966

Set Construction	$15,989

Set Decoration	$63,954

Property Department	$31,977

Camera Operations	$111,920

Electric Operations	$79,943

Grip Operations	$63,954

Production Sound	$31,977

Mechanical Effects	$15,989

Set Operations	$15,989

Wardrobe Department	$63,954

Makeup & Hair Department	$55,960

Location Department	$185,180

Transportation Department	$186,684

Atmosphere	$47,966

Production and Film Lab	$127,908

TOTAL PRODUCTION	$1,371,149

Editing	$127,908

ACCOUNT	BUDGET
Post-Production Film/Lab	$31,977

Post-Production Sound	$63,954

Music	$47,966

Titles	$15,989

Opticals	$7,994

Post-Production Travel/Living	$7,994

TOTAL POST PRODUCTION	$303,782

Legal Costs	$80,000

Delivery Requirements	$47,966

Production Management Fee	$300,000

Accounting	$27,870

Registration Fees	$17,420

On line Marketing:	$16,020

Bank Fees	$27,870

Miscellaneous	$15,989

TOTAL OTHER	$533,135

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, TRAVEL/LIVING	$884,426

TOTAL PRODUCTION	$1,371,149

TOTAL POST PRODUCTION	$303,782

TOTAL OTHER	$533,135

SUB-TOTAL	$3,092,492

Completion Bond	$84,312

Insurance	$42,156

Contingency	$281,040

TOTAL	$3,500,000

Production Funds Distribution Schedule

FUNDS DISTRIBUTION SCHEDULE

Time	Project Milestone	Amount Distributed
t = 0	First Day of Pre-Production	$250,000
t + 21 days	Middle of Pre-Production	$500,000
t + 42 days	Beginning of Principal Photography	$750,000
t + 59 days	Middle of Principal Photography	$1,000,000
t + 76 days	End of Principal Photography and Beginning of Post-Production	$750,000
t + 196 days	Delivery of Final Print	$250,000
DEFINITIONS

Pre-Production	Pre-production will commence immediately after the production services agreement is signed with Bridge Productions. We anticipate executing the agreement within 90 days after the Offering Amount is raised.

During pre-production, the Film will be broken down into individual scenes and all the locations, props, cast members, costumes, special effects and visual effects will be identified. Sets will be constructed, the crew are hired, and a start date for the beginning of principal photography will be set. At some point in pre-production there will be a read through of the script, which will be attended by all cast members with speaking parts, the producer, and the director.

The screenplay will be page-locked and scene-numbered at the beginning of pre-production to avoid confusion. This means that even though additions and deletions may still be made, any particular scene will always fall on the same page and have the same scene number.

Principal Photography	The filming of major components of the movie involving the lead actors. This is the phase of production where the Film is actually shot.

Post-Production	Post production is the general term for all stages of production occurring after pricipal photography and is also the stage that consumes the greatest amount of time.

Post-production includes:
Editing the Film
Recording the soundtrack
Editing the soundtrack
Adding visual, sound, and special effects
Transfer of the Film to video or data

Final Print	Final, fully-edited version of the film that is ready for sale or distribution.

The only source of funds anticipated for the Film will be the Offering Amount. The Film has not and cannot conduct operations unless and until it has been fully capitalized by the proceeds contemplated under this offering. In the event that the offering is not successful, the proceeds raised up to and through the offering termination date shall be promptly returned to investors as described in this “USE OF PROCEEDS” Section. The table immediately above describes the major milestones related to the Film’s production and the amount of money associated with each phase. Please keep in mind that there are a variety of unforeseen circumstances that could arise with respect to the Film’s production and therefore the amounts stated in each phase could change. However, even if the amounts within each phase changed, the total amount of the production would remain the same.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the “AUDITED FINANCIAL STATEMENTS” Section and related notes and other financial information contained in the Film Production Activities and Budget tables in the “USE OF PROCEEDS” Section immediately above.

Non-Production Activities Costs Prior to Commencement of the Offering

Waitlist is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
SEC Registration Fees	138
State Registration Fees	11,710
Legal Services	50,000
Accounting Services	4,000
Waitlist, LLC Formation	159
Promotional Media	2,124
Misc. Corp. Expenses	689
Literary Options	2,500
Total	71,320

The total non-production costs incurred prior to commencement of the offering were $71,320. Of that amount, $36,000 is due to Beacon Law Advisors and $35,320 is due to the Manager. The amount due to Manager is higher than the $17,972 shown in the audited financial statements because at the time the financial statements were audited, the following expenses had not yet been incurred: $11,710 for state registration, $138 for SEC registration, an additional $1,500 to Peterson Sullivan LLP, our auditors, and an additional $4,000 to Beacon Law Advisors. The additional payment to Beacon Law Advisors also reduced the amount owed to them to $36,000 from $40,000 shown in the audited financial statements. These costs are only recoverable if Waitlist raises the Offering Amount, which means that they are not at-risk to manager.

These costs are at Manager’s risk of loss, and are recoverable only if Waitlist raises the Offering Amount. Manager, as a promoter, has also contributed intangible assets in the amount of $458,000, which are non-reimbursable, as further described in “PROMOTER’S INTANGIBLE

ASSET CONTRIBUTIONS AND TANGIBLE BOOK VALUE – Promoter’s Intangible Asset Contributions”, none of which is recoverable by Manager. If Waitlist raises the Offering Amount, then Waitlist anticipates that the funds required to produce the Film will be spent in accordance with the amounts and dates described in the Film Production Budget and Activities table in the “USE OF PROCEEDS” Section above.

Liquidity and Capital Resources

Waitlist expects that the funds provided by this offering will be sufficient for Waitlist to develop, finance, produce, market, and sell the Film and provide for the expenses described in the Film Production Budget table contained in the “USE OF PROCEEDS” Section above. Waitlist has no other source of liquidity or capital. If Waitlist does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any if any, in accordance with the terms described in the “PROSPECTUS SUMMARY – The Offering” and the “USE OF PROCEEDS – Proceeds” Sections above. The rate of interest earned on Waitlist’s account will be determined by the Bank. The current interest rate on Bank’s demand deposit account is 0%. Waitlist has an analyzed account, which is a common type of short term non-interest bearing account used by small businesses with high transaction volume (e.g., investments from many investors) over short periods of time. The interest rate is kept at 0% for these accounts to offset the bank’s costs associated with the large number of transactions. If the Offering Amount is achieved, the funds will then be moved to an interest bearing account.

Waitlist plans to produce only one film, “ Waitlist”. Whether or not Waitlist completes the Film, Waitlist will not produce or attempt to produce another film.

Sole Source of Projected Revenue

It is anticipated that the Film will be sold to a distributor, however, no plans or arrangements to sell the Film to a distributor currently exist. Sale to a distributor will be Waitlist’s sole source of revenue.

Future Results of Operation

Waitlist’s future operating results will be subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Waitlist’s control.

The commercial potential of the Film is impossible to predict. Therefore, it is impossible to predict Waitlist’s income or losses with any accuracy.

Changes In Control

There are no arrangements including any pledge by any person of securities of Waitlist which would result in a sale all or substantially of the equity ownership of Waitlist.

OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS;

AND FEDERAL TAX ASPECTS

Investors’ cash investment in Waitlist (subject to the minimum aggregate investment requirements) will be made in the form of capital contributions to Waitlist, in the amount of $10.00 per Class A Share, with a minimum purchase of two Class A Shares. Investors will receive Class A Shares in exchange for their investment. The Class A Shares will entitle the investor to receive allocations of profits and losses of Waitlist, and distributions of cash, in the proportions as summarized below and as specifically provided in the Operating Agreement. The Common Shareholder and the Class A Shareholders will be referred to herein collectively as the “Shareholders”. Waitlist will maintain, on behalf of each investor, a capital account in accordance with the terms of the Operating Agreement and the federal income tax laws and regulations. Assuming that the Offering Amount is raised, the investors will own all 350,000 Class A Shares. Ownership, allocations of tax items (such as loss and gain), and distributions of cash (summarized below) shall be conducted in accordance with the terms of the Operating Agreement as described below.

Ownership; Class A Shares. The ownership of Waitlist shall be in the form of two classes of limited liability company units (collectively, the “Shares”): One (1) Common Share and Class A Shares. Waitlist is authorized to issue 350,001 total Shares, comprised of One (1) Common Share and 350,000 Class A Shares. Only Class A Shares are being offered in this offering; no further issuances of Common Shares will be made.

At the end of any given fiscal year during which Waitlist is in operation, Waitlist will make allocations of all items of Waitlist’s income, gain, loss, or deduction (via a “Schedule K-1,” on Internal Revenue Service Form 1065), and distributions of cash, to the Class A Shareholders, in accordance with the terms of the Operating Agreement, and as described below.

1.	Allocations of profits and losses. At the end of each fiscal year during which Waitlist has operated, Waitlist will allocate (via Schedule K-1) Waitlist’s net profits and losses (as further described in the Operating Agreement), as follows:

The Class A Shareholders are entitled to a return equal to the amount of their original investment plus the Class A Priority Return. Until the Class A Priority Return has been fulfilled, all allocations of profits and losses of Waitlist will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

Once the Class A Priority Return has been fulfilled, all allocations of profits and losses of Waitlist will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

2.	Distributions of Cash. In the event that Waitlist has produced a profit, then the Manager will calculate the cash distribution for the Shareholders. If the Manager determines that there is cash to distribute to the Shareholders, such distribution will be made as follows:

Until the Class A Priority Return has been fulfilled, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings. NOTE THAT WAITLIST IS NOT OBLIGATED TO MAKE A DISTRIBUTION OF CASH TO SHAREHOLDERS, EXCEPT AS DESCRIBED BELOW. The Manager may decide to retain cash, in its sole discretion, as working capital to fund continuing operations or to make capital expenditures. However, Waitlist and Manager will be obligated to make a minimum distribution of cash to the Shareholders in any given year in which Waitlist has produced a profit, in an amount not less than each Shareholder’s respective tax liability attributable to each such Shareholder’s allocated share of the profit.

Once the Class A Priority Return has been fulfilled, all allocations of profits and losses of Waitlist will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders in the following manner (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings):

(a)	100% of the distributable cash to the Class A Shareholders, pro rata in accordance with their respective holdings, until the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%, see (d) below), then

(b)	50% of the profits, if any, to the Class A Shareholders pro rata in accordance with their respective holdings, and

(c)	50% of the profits to the Common Shareholder.

(d)	Class A Priority Return: The term Class A Priority Return shall mean that amount equal to the aggregate capital contributions made by all of the Class A Shareholders, plus 5%. For example, if the Class A Shareholders have collectively contributed $3,500,000.00 of capital to Waitlist, the first $3,675,000.00 of distributable cash would be allocated to the Class A Shareholders (pro-rata amongst the class); once the Class A Priority Return was met, every dollar of profit would be allocated 50% to the Class A Shareholders and 50% to the Common Shareholder.

For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in Waitlist, and Waitlist then sells the Film for $4,000,000, Waitlist then distributes (plus or minus Waitlist’s net worth at the time of the sale):

•	$3,500,000 to the Class A Shareholders (i.e., equaling a return of their invested capital);

•	$175,000 to the Class A Shareholders (i.e., equaling the Class A Priority Return – 5% of $3,500,000); and

•	50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

If the Film were sold for a loss, however, the distribution of cash would be similar to the following. For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in Waitlist, and Waitlist then sells the Film for $1,000,000, Waitlist then distributes (plus or minus Waitlist’s net worth at the time of the sale):

•	$1,000,000 to the Class A Shareholders (i.e., equaling a partial return of their invested capital), equating to a loss of ($2,500,000) distributed pro-rata among the Class A Shareholders.

•	If there were 35,000 Class A Shareholders each having invested $100, they would receive a distribution of approximately $28.57 ($1,000,000 / 35,000); and

•	$0 to the Common Shareholder.

PLEASE NOTE THAT THE FOREGOING ARE JUST EXAMPLES OF POTENTIAL SCENARIOS; NOTHING IN THESE EXAMPLES SHOULD BE

CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT. WAITLIST EXPECTS TO INCUR OPERATING LOSSES IN AT LEAST ITS FIRST YEAR OF OPERATIONS, AND POSSIBLY BEYOND.

3.	Federal Tax Aspects. The following income tax opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations (“Regulations”), and current judicial and administrative decisions through the date of this Prospectus. This information represents our opinion of the material tax consequences affecting individuals who become Class A Shareholders in Waitlist. No ruling from the Internal Revenue Service (“IRS”) as to the tax treatment affecting Class A Shareholders has been sought. However, a tax opinion prepared by Beacon Law Advisors, PLLC (attached as Exhibit 8) concurs with this assessment. Please be aware that Beacon Law Advisors, PLLC represents Waitlist and does not represent the individual members of Waitlist. No assurance can be given that legislation or judicial or administrative changes will not modify this section in the future. Because it is impractical to comment on all aspects of federal, state, and local tax laws which may affect the tax consequences of participating in Waitlist, each prospective Class A Shareholders should satisfy himself as to the income and other tax consequences of this investment by obtaining advice from his own tax counsel. The following tax matters, however, are of particular significance:

Tax Status of Waitlist: Waitlist is a limited liability company organized under the limited liability company laws of the state of Washington, specifically RCW 25.15, (the “LLC Act”), now in effect or as amended. The LLC Act and the Operating Agreement of Waitlist have been structured by the Manager so that, in Waitlist's counsel's opinion: Waitlist will be treated as a partnership for federal income tax purposes; Waitlist will be classified as a “partnership” for federal income tax purposes, and so each item of income, gain, deduction, credit and loss will flow through Waitlist to the Shareholders substantially as though such Shareholders had incurred such income, gain, deductions, credits and losses directly; and each Shareholder will be required to include on his tax return his share of income, gains, deductions, credits, and losses of Waitlist, and each Shareholder will be required to include his share of income or gain from Waitlist in his taxable income regardless of whether any cash distributions are made by Waitlist. A series of published revenue rulings has been promulgated by the Internal Revenue Service indicating that limited liability companies organized under state laws similar to the laws of the State of Washington, whose operating agreements contain certain specified provisions, will be taxed as partnerships and not as associations taxable as corporations. No assurance can be given that the Internal Revenue Service will recognize Waitlist as a partnership for federal income tax purposes rather than an association, even though the Manager believes such result is likely and our tax opinion (Exhibit 8) concurs with this assessment.

Adjusted Basis for Shares in Waitlist’s Counsel’s Opinion: A Shareholder may not deduct in any year from his taxable income his share of Waitlist’s losses in excess of his tax basis for his interest in Waitlist at the end of Waitlist tax year. Any such excess is allowed as a deduction at the end of Waitlist tax year in which the Shareholder again has a tax basis for his interest. In general, a Shareholder’s basis in his Shares should include the amount of his capital contributions to Waitlist, and his share of liabilities of Waitlist as to which no Class A Shareholder has any personal liability. This conclusion is based on analogous holdings of the Internal Revenue Service affecting entities organized as partnerships under state law. In general, a Shareholder’s basis in his

Shares should be increased by additional capital contributions to Waitlist and profits of Waitlist allocable to the Shareholder. Finally, such Shareholder’s adjusted basis in his Shares will be decreased by distributions made to such Shareholder and by losses allocable to such Shareholder.

At-Risk Limitations in Waitlist’s Counsel’s Opinion: A Shareholder also may not take deductions for Waitlist’s losses in an amount exceeding the amount with respect to which he is “at risk” at the end of each Waitlist tax year. Suspended losses would be allowable under the at-risk rules in a subsequent year to the extent the Shareholder’s at-risk amount exceeds zero at the close of such year. If a Shareholder’s amount at risk is less than zero at the close of a year, the negative at-risk amount would be recaptured as ordinary income for such year. In general, the amount which any Shareholder would be “at risk” with respect to Waitlist at the end of any Waitlist tax year will be the same as his tax basis for his interest.

Allocation of Waitlist Revenues and Expenses in Waitlist’s Counsel’s Opinion: The Operating Agreement provides for the allocation of all costs and revenues among the Shareholders. The Operating Agreement also provides that, to the extent permitted by law, all tax deductions are allocated to the party who was charged with the expenditure giving rise to the deductions, and tax credits, if any, are allocated in the same ratio as revenues are shared when the credit arises.

The allocations of income, gain, loss, deduction or credit by Waitlist will be recognized for federal tax purposes provided such allocations have substantial economic effect. Regulations under Code Section 704(b) provide guidelines regarding when an allocation will be considered to have substantial economic effect. In order to comply with these regulations, the Operating Agreement contains provisions reallocating Waitlist’s tax items in order to avoid or eliminate any negative Capital Account for the Shareholders. It is possible that these reallocation provisions will alter the method in which the Shareholders share the profits and losses of Waitlist. Although the IRS may generally challenge the allocations made by Waitlist, it is Waitlist’s counsel’s opinion that the Manager believes that it is more likely than not that such allocations will have substantial economic effect and will be recognized for federal income tax purposes. To the extent an allocation is not recognized for federal income tax purposes, the items involved would be ascribed to each Shareholder in accordance with his interest in Waitlist. The tax treatment of any item, the allocation of which is not recognized for tax purposes, will depend upon its nature in the hands of the Shareholders concerned.

Passive Income and Losses in Waitlist’s Counsel’s Opinion: Under the Tax Reform Act of 1986, losses from passive activities for Shareholders may not offset other income of a taxpayer such as salary, interest, dividends and active business income. Deductions from passive activities may offset income from passive activities. Credits from passive activities generally are limited to the tax attributable to income from such passive activities. Disallowed losses and credits are carried forward and treated as deductions and credits from passive activities in subsequent taxable years. Disallowed losses from an activity are allowed in full when the taxpayer disposes of his entire interest in the activity in a taxable transaction. Such losses are allowed first against any gain on disposition, second against any net passive income and last against trade, business and portfolio income. Passive activities include trade or business activities in which the taxpayer does not materially participate. The limitation on passive activity losses applies to individuals, estates, trusts, closely held Subchapter C corporations and personal service corporations. Because Waitlist confers limited liability on the Shareholders, its business operations are expected to be classified as a passive activity.

If a Shareholder’s Shares are sold, he will be required to recognize taxable gain or loss on the sale measured by the difference between the amount realized by him upon such sale and his adjusted tax basis for his interest. Assuming the Shareholder is not a dealer for purposes of the Code, any gain or loss realized on the sale will be taxed as capital gain or loss (long-term if the interest has been held for more than one year), except to the extent that the sale price is attributable to his allocable share of depreciation recapture Waitlist. The portion of the sales price attributable to these items will be taxed to the selling Shareholder as ordinary income.

Current tax laws impose information reporting requirements with respect to transfers of partnership and limited liability company units. The transferor is required to notify Waitlist within 30 days of the exchange. Such notification must include the names and addresses of the transferee and transferor, the date of the exchange and the taxpayer identification number of the transferor and, if known, of the transferee. The transferor transferring an interest in Waitlist may be required to attach a statement to his or her income tax return disclosing the fact that he or she has transferred such interest during the taxable year for which the return is filed.

Alternative Minimum Taxes in Waitlist’s Counsel’s Opinion: Individuals are subject to an alternative minimum tax based on 26% of the excess of alternative minimum taxable income over the exemption amount ($62,550 for a married couple filing a joint return, $42,500 for unmarried persons, and $31,275 for those married filing separately) for alternative minimum taxable income up to $175,000, and 28% for alternative minimum taxable income over $175,000, to the extent this tax exceeds the regular tax liability. The exemption amount is phased out at a rate equal to 25 cents on every dollar of alternative minimum taxable income in excess of $150,000 for a married couple filing a joint return ($112,000 for singles and $75,000 for married filing separately). Alternative minimum taxable income is equal to adjusted gross income plus specified tax preference items minus certain itemized deductions.

BUSINESS

General. Waitlist is a Washington limited liability company formed in May 2008 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, Waitlist. The company was originally names 35, LLC as was formed to produce a film called “35.” However, after a public voting event, as further described in “PROSPECTUS SUMMARY - Waitlist, LLC” Section, the name of the company was changed to reflect the winning script, Waitlist. The script “Waitlist” tells the story of a high school senior who conspires to move up Harvard’s waitlist by convincing three accepted students to reject their invitations. We anticipate that the Film will be sold to a distributor, however, there are no plans or arrangements with any distributors currently in place. The budgetary information described in this Prospectus, does not include costs for distributing the Film, since Waitlist will not be the distributor.

We are a limited liability company managed by IndieShares Management, LLC, a Washington limited liability company (the “Manager” or the “Common Shareholder”) formed in May 2008 to manage Waitlist and future companies similar to Waitlist. The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the “Common Share” (as defined in the

“OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) of Waitlist. George Brumder and Julie Chase each own 33% of Manager while Jay T. Schwartz owns 34%. Prior to the issuance of “Class A Shares” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) pursuant to this offering, Manager is the sole owner of Waitlist.

Waitlist plans to engage in the business of developing, financing, producing, and marketing the Film with Manager, and with other third parties and affiliated entertainment companies, specifically IndieShares. No compensation will be paid by Waitlist to any of its affiliates, including IndieShares. The only forms of compensation that may be paid by Waitlist to Manager are, (i) the Production Management Fee (paid in accordance with the Production Management Fee Payment Schedule, see the MANAGEMENT COMPENSATION Section), only if the Offering Amount is raised, for production management services provided pursuant to the agreement executed between Manager and Waitlist (see Exhibit 10.2), and (ii) contingent compensation in Manager’s capacity as the Common Shareholder.

The entertainment industry is characterized by intense competition. Waitlist will be subject to competition from other producers and distributors including major studios, most of which have greater financial resources and management experience and expertise than Waitlist. All aspects of the motion picture industry are highly competitive. Waitlist faces competition from “major” studios and other independent motion picture companies and television production companies not only in attracting creative business and technical personnel for the production of the Film, but also in distributing the Film. Virtually all of these competitors have substantially greater experience, assets, and financial and other resources than Waitlist, and have worldwide distribution organizations in place. The Film will also be subject to extensive competition from other forms of entertainment, including but not limited to television programming, cable television, and other entertainment.

IndieShares will be engaged to assist with the Film’s technology, marketing, and production related requirements, but will not earn compensation for such services. Manager believes that any compensation paid to any of its affiliates should come from Manager’s share, in its capacity as the Common Shareholder, of the profits of Waitlist, which are allocated and distributed to the Manager as described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section above. Waitlist anticipates that the Film will be developed primarily for sale, but potentially for theatrical, DVD, and television release in the United States and in foreign markets.

Upon completion of the offering, Waitlist will engage in the development and potential production of the Film. Film, and two other scripts, “Break of Dawn” and “35”, were initially selected from a pool of over 500 scripts that were submitted to, and reviewed by IndieShares. Among these three scripts, 35 earned the highest IndieScore—IndieShares’ proprietary measure of a script’s commercial viability based on several industry standard evaluation criteria, including premise, characterization, dialogue, cinematic structure, storyline and production values. It should be noted that the IndieScore is no guarantee and may not necessarily be an accurate measure of a film’s success.

Beginning December 15, 2008, IndieShares hosted a voting event on its website. Throughout the 50 day voting period, the public was able to watch on-line videos describing each story, read summaries of each script prepared by a professional script development consultant, view samples of each actual script, and read the writers’ bios. They were then asked to cast a single vote for the story they thought would make the best film. Anyone visiting the site was able to vote and there were no age limitations. The story achieving the highest number of votes was Waitlist, with 41% of the total. A minimum number of votes was not required. Since the winner of the voting event was not 35, the offering was amended to replace the name, synopsis, and summary of 35 with Waitlist.

Film has no operating history. There is no assurance that Manager or Waitlist will successfully implement their business plans or strategies. However, Waitlist will work with IndieShares to develop an online marketing strategy for the Film once this offering has been declared effective by the SEC and applicable state and Canadian provincial securities regulatory agencies. Once the Registration Statement that contains this Prospectus has been declared effective and the Film’s website is developed, each of the Film’s investors will be able to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot. The scenes will be specifically chosen by the producer and director and the winning scene elements will be included in the film and not subject to being overridden by the producer or the director. For example, the director and producer have decided that a particular car in a chase scene can either be white or black. However, they are not sure which color the audience would prefer. So, the director and producer decide to poll the investor population via email and/or text message asking them to vote on this particular scene element. The investors will have a clearly described, pre-determined time to respond (e.g., 24 hours). At the end of the polling period, the director and producer count the votes and the simple majority of those that voted for either the white or black car wins. All voting investors will be notified via email and/or text message of the winning scene element. The winner of the vote cannot be overridden by anyone, including the producer and director. For clarity, these are polling events meaning that the investors are not voting their shares and these voting event do not represent enforceable shareholder rights. The events addressed in this section speak to polling the investor population, which falls within the day-to-day production activities of the Film. These events do not concern matters requiring shareholder approval, as further described in the Operating Agreement.

Waitlist’s website will be a dedicated sector on www.indieshares.com utilizing the web address, www.indieshares.com/waitlist. Waitlist will have absolute control over the content of the Film’s website. However, Waitlist’s web site will not “go live” unless this offering has been declared effective by the SEC and applicable state and Canadian provincial jurisdictions. If and when the offering is declared effective by the SEC and the applicable states and provincial jurisdictions, it will take no more than 60 days for the Waitlist website to become fully functional – i.e., all necessary software coding, graphic artwork, and internet advertising strategy that Waitlist will need in order to solicit and service investors will be completed within that 60 day period.

“Waitlist” Synopsis

“Waitlist” is a comedy about a high school senior who conspires to move up on Harvard's waitlist. Campion comes from a long line of Harvard legacies and not attending the university is unthinkable. So, he tells his family that he was accepted and comes up with a plan. First, Campion recruits a brilliant computer geek named Steve to hack into Harvard's database where he discovers that Campion is third on the waitlist. Then Steve and Campion go on a road trip to convince three undecided students to reject their invitations. They're surprised to find an odd bunch of kids: a closet lesbian, a dwarf hockey player, and his family's housekeeper's beautiful daughter. Campion is forced to confront his prejudices and his controlling father and learns that a Harvard degree is meaningless if you don't know who you are and the girl of your dreams hates your guts.

Author:  Sheila Jenca

Sheila Jenca has written eighteen features and currently has one project in development. She was a Top Ten Finalist in Ben Affleck and Matt Damon's 2003 Project Greenlight Contest with her screenplay “The Motherless Nanny.”

Currently, Sheila is venturing into New Media writing with Lucas Foster, the producer of “Jumper”. She is also developing a series for the Fox Television network, and co-producing a graphic novel for Stillking Films. Sheila has also formed a production company, named Fountainhead, which packages writers, directors, and producers for various independent projects

Sheila has taught Screenwriting and Film at UCLA Film School, University of Calgary, Spalding University, Los Angeles Unified, and the Beverly Hills and Torrance School Districts. Sheila also works privately as a Rewriting Coach and Script Doctor.

Sheila is a graduate of UCLA’s MFA Screenwriting program and a member of the Writers Guild of America, West.

Waitlist Option/Purchase Agreement

The script “Wailist” was optioned by IndieShares, an affiliate of Waitlist, on September 21, 2007 (see Exhibit 10.5). The Option/Purchase agreement granted IndieShares the exclusive option to purchase the script throughout a defined option term. The parties have agreed to extend their rights and obligations under the agreement beyond the initial option term. The agreement will now expire March 21, 2010. If the Offering Amount is raised by March 2010, then Sheila Jenca, the author of “Waitlist”, will be paid 1.5% of the production budget or $52,500 ($3,500,000 x .015 = $52,500). If the Offering Amount is not raised by March 21, 2010, then, barring any agreements to the contrary, all rights to the script will be returned to Ms. Jenca. The rights and obligations under this agreement were assigned to Waitlist on February 11, 2009 (see Exhibit 10.6). This assignment, per the Option/Purchase agreement, did not require the consent of Ms. Jenca.

IndieShares

Summary: IndieShares is a Washington limited liability company and an affiliate of Waitlist. IndieShares will provide technology and associated film productions services to Waitlist in accordance with the agreement executed between the parties (see Exhibit 10.4), including:

•	Web hosting services;

•	Marketing and advertising; and

•	Physical production management services as requested by Manager.

IndieShares, like Manager, is managed, owned, and controlled by Jay T. Schwartz, George Brumder, and Julie Chase. Julie Chase and George Brumder each own 33% of IndieShares while Jay T. Schwartz owns 34% of IndieShares. IndieShares will facilitate involving Waitlist’s investors in a virtual filmmaking experience by providing technology services to Waitlist. For example, at Waitlist’s website sector, hosted by IndieShares, investors will be able to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot. This process will give investors the ability to recreate and share their filmmaking experiences with others. IndieShares plans to provide like services to other issuers similarly structured to Waitlist. However, IndieShares does not currently offer such services to any other company. IndieShares’ website can be found at www.indieshares.com. The Manager, not IndieShares, will assist Waitlist with procuring the technological ability to accept investor payments and accurately manage their accounts. For example, Waitlist will be responsible for creating and managing its own bank and impound account. Waitlist will also be responsible for all investor payment, payment distribution, if any, and required investor correspondence. It should also be noted that IndieShares does not solicit or contract with investors in any way.

IndieShares Management, LLC and Compensation

IndieShares Management, LLC (the “Manager”) was formed on May 7, 2008 and has no operating history. Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, 34%, 33%, and 33% respectively. The only forms of compensation that may be paid by Waitlist to Manager are, (i) the Production Management Fee (paid in accordance with the Production Management Fee Payment Schedule, see the MANAGEMENT COMPENSATION Section), only if the Offering Amount is raised, for production management services provided pursuant to the agreement executed between Manager and Waitlist (see Exhibit 10.2), and (ii) contingent compensation in Manager’s capacity as the Common Shareholder. The Production Management Fee paid to Manager shall equal $300,000. The Manager will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure Waitlist’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) corresponding with Class A Shareholders providing updates on the progress of the Film project, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) distribution of proceeds from sale or distribution to Shareholders. Since this is an “all or none” offering, if the Offering Amount is not raised within the Offering Period, then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from Waitlist’s impound account in accordance with the “Impound Agreement” as shown in Exhibit 10.1. Any additional cash or compensation paid to Manager shall only be in Manager’s capacity as the Common Shareholder and is contingent upon the Film generating a profit. The Common Shareholder will benefit from its share of the Film’s profits, if any, only after the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%). Any remaining cash available for distribution after that will be distributed pro rata among the Class A Shareholders and the Manager (also known as the Common Shareholder) in accordance with their ownership percentages, as further described in “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section. The Manager shall not earn any non-monetary compensation. IndieShares will be engaged to assist with the Film’s technology, marketing, and production related requirements, but will not earn compensation for such services. Manager believes that any compensation paid to any of its affiliates should come from Manager’s share, in its capacity as the Common Shareholder, of the profits of Waitlist, which are allocated and distributed to the Manager as described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section. Waitlist anticipates that the Film will be developed primarily for sale, but potentially for theatrical, DVD, and television release in the United States and in foreign markets.

Securities Offered

The material terms regarding the Class A Shares are as follows:

Waitlist, and the relative rights and obligations of its Class A Shareholders, are governed by Waitlist’s limited liability company agreement, found in Exhibit 4.1 of this Prospectus (the “Operating Agreement”). The material provisions contained within the Operating Agreement pertain to the following:

1.	Class A Shareholder Voting Rights

One (1) Common Share has been issued to Manager, and 350,000 Class A Shares will be issued to the investors upon successful completion of this offering. Only Class A Shares will have voting rights, one vote per share. The matters that the Class A Shares are authorized to vote on under the Operating Agreement are:

•	Amendments to Waitlist’s Operating Agreement;

•	The approval of a merger of Waitlist into another entity;

•	Any additional sales of equity securities of in Waitlist;

•	An election to dissolve or cessation of all or a substantial part of Waitlist’s business;

•

The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all of Waitlist’s assets, including distribution arrangements;

•	Election and removal of any officer, director, or Manager;

•	Purchase of the Film for fair market value by the Manager.

As set forth in the Operating Agreement, except as set forth above, the activities of Waitlist do not require Shareholder approval and are left to the Manager’s discretion, such as:

•	Selection of and contracting with any third parties for goods and services related to production of the Film;

•	Managing day-to-day production and website related activities;

•	Appointing officers of Manager; and

•	Employment decisions

In the event a Shareholder vote is required, Waitlist will file a proxy with the SEC and solicit electronic proxies from the Shareholders.

2.	Control of Waitlist, LLC, and IndieShares Management, LLC

Waitlist is a manager-managed Washington limited liability company and the manager of Waitlist is IndieShares Management, LLC (the “Manager” or the “Common Shareholder”). The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the Common Share. Manager has the authority to control the business of Waitlist and also has the right to make any and all decisions affecting the business of Waitlist. Manager, on behalf of Waitlist, has the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from Waitlist’s checking, savings and similar accounts. Manager also has the following rights and powers which it may exercise at the cost, expense and risk of Waitlist:

A.	To expend the capital and income of Waitlist, if any, in the furtherance of Waitlist’s business;

B.	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of Waitlist;

C.	To hire or engage on behalf of Waitlist such employees, independent contractors and personnel as the Manager deems necessary or appropriate, including but not limited to affiliates of Waitlist, in order to conduct Waitlist’s business;

D.	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Manager deems necessary or advisable to carry out the purposes of Waitlist;

E.	To purchase from or through others, casualty and other insurance which the Manager deems advisable, appropriate, convenient or beneficial to Waitlist;

F.	To delegate or assign all or any of its duties rights or obligations and employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of Waitlist; and

G.	To execute and deliver any and all other instruments to carry out the purposes the business.

3.	Economic Rights and Obligations

The ownership of Waitlist shall be in the form of two classes of limited liability company units (collectively, the “Shares”): A Common Share and Class A Shares. Waitlist is authorized to issue 350,001 total Shares, comprised of One (1) Common Share and 350,000 Class A Shares. Only Class A Shares are being offered in this offering; no further issuances of Common Shares will be made as further described in the Operating Agreement.

At the end of any given fiscal year during which Waitlist is in operation, Waitlist will make allocations of all items of Waitlist’s income, gain, loss, or deduction (via a “Schedule K-1,” on Internal Revenue Service Form 1065), and distributions of cash, to its Class A Shareholders, in accordance with the terms of the Operating Agreement, and as summarized below.

At the end of each fiscal year during which Waitlist has operated, Waitlist will allocate (via Schedule K-1) Waitlist’s net profits and losses (as further described in the Operating Agreement), as follows:

A.	The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of Waitlist will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

B.	For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in Waitlist, and Waitlist then sells the Film for $4,000,000, Waitlist then distributes (plus or minus Waitlist’s net worth at the time of the sale):

•	$3,500,000 to the Class A Shareholders (i.e., equaling a return of their invested capital); and

•	$175,000 to the Class A Shareholders (i.e., equaling the Class A Priority Return – 5% of $3,500,000); and

•	the remaining $325,000 50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

C.	PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT. WAITLIST EXPECTS TO INCUR OPERATING LOSSES IN AT LEAST ITS FIRST YEAR OF OPERATIONS, AND POSSIBLY BEYOND. In the event that Waitlist has produced sufficient cash to distribute, then the Manager will calculate the cash distribution, if any, to the Shareholders. If the Manager determines that there is cash to distribute to the Shareholders, such distribution will be made as follows:

Until the Class A Priority Return has been paid, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings. NOTE THAT WAITLIST IS NOT OBLIGATED TO MAKE A DISTRIBUTION OF CASH TO SHAREHOLDERS, EXCEPT AS SUMMARIZED BELOW. The Manager may decide to retain cash, in its sole discretion, as working capital to fund continuing operations or to make capital expenditures. However, Waitlist and Manager will be obligated to make a minimum distribution of cash to the Shareholders in any given year in which Waitlist has produced a profit, in an amount not less than each Shareholder’s respective tax liability attributable to each such Shareholder’s allocated share of the profit.

4.	Restrictions on Transfer of Shares

Significant restrictions have been placed on the transferability of Class A Shares. Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. Investors shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Class A Shares. Similarly, if an investor marries or has a child after his or her will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Class A Shares upon his death.

We are not applying to have our securities traded on any national securities exchange or over the counter trading market. Furthermore, it is anticipated that if we meet our business plan, the Film will be sold and Waitlist liquidated in a relatively short period of time and therefore it would not benefit Waitlist to have the shares transferrable. Lastly, there are substantial costs associated with accommodating trading and managing the transfer of securities. Since the life of Waitlist may be less than 1 year, we thought it in the best interest of the company to avoid these costs.

5.	Waitlist will be dissolved and the assets liquidated upon the earlier of:

A.	Failing to raise the Offering Amount; or

B.	An election to dissolve Waitlist made by a majority of the voting Class A Shares; or

C.	An election to sell, exchange, or otherwise dispose of all or substantially all of the assets of Waitlist, approved by the Class A Shareholders, as further described in the Operating Agreement.

6.	Election of Future Directors and Manager(s)

The Class A Shareholders will have the authority to elect future directors and Manager(s) of Waitlist.

7.	Board of Directors.

The board of directors of Waitlist (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding units of Manager. The board of directors of Waitlist are responsible for appointing the Manager and its officers. The officers of the Manager are Jay T. Schwartz (President), Julie Chase (Chief Marketing Officer and Secretary), and George Brumder (Chief Financial Officer and Treasurer).

8.	Investing.

In order to invest in this offering, investors will be required to become a party to the Operating Agreement. You are urged to read the Operating Agreement carefully, as it contains important provisions related to voting, control, and the economic rights and obligations (including, but not limited to, allocations of net loss or profit of Waitlist for federal tax purposes, and distributions of cash) of Waitlist’s Class A Shareholders. This Prospectus contains those material provisions described in the Operating Agreement. Note that the terms “Shares” and “Shareholders” are used throughout this Prospectus to describe what are in fact limited liability company (“LLC”) units and LLC Members, respectively. LLC units, the governance of LLCs under state law, and the rights of LLC Members, all differ significantly from the governance of corporations and shares of corporate stock under state law, and their treatment under the federal tax laws differs significantly as well (for instance, the limited liability company units issued pursuant to this offering will be considered as partnership units for federal income tax purposes). YOU ARE URGED TO SEEK INDEPENDENT TAX, ACCOUNTING AND/OR LEGAL COUNSEL WIH RESPECT TO THIS POTENTIAL INVESTMENT AND THE POTENTIAL TAX IMPACTS OF THE INVESTMENT AND THE OWNERSHIP OF THE CLASS A SHARES.

Investment Analysis

Waitlist will work to apply the following strategic points in an effort to maximize the value of the Film to investors:

Pre-investment audience input: Upon completion of the offering, Waitlist will engage in the development and potential production of the Film. However, we will not be able to begin working on the Film unless we receive the proceeds of this offering and there is a risk that the proceeds of the offering may not be sufficient to complete the Film. Film, and two other scripts, “Break of Dawn” and “35”, were initially selected from a pool of over 500 scripts that were submitted to, and reviewed by IndieShares, LLC, a Washington limited liability company owned by Jay T. Schwartz, Julie Chase, and George Brumder (“IndieShares”). Among these three scripts, 35 earned the highest IndieScore--IndieShares’ proprietary measure of a script’s commercial viability based on several industry standard evaluation criteria, including premise, characterization, dialogue, cinematic structure, storyline, and production values. It should be noted that the IndieScore is no guarantee and may not necessarily be an accurate measure of a film’s success.

Beginning December 15, 2008, IndieShares hosted a voting event on its website. Throughout the 50 day voting period, the public was able to watch on-line videos describing each story, read summaries of each script prepared by a professional script development consultant, view samples of each actual script, and read the writers’ bios. They were then asked to cast a single vote for the story they thought would make the best film. Anyone visiting the site was able to vote and there were no age limitations. The story achieving the highest number of votes was Waitlist, with 41% of the total. A minimum number of votes was not required. Since the winner of the voting event was not 35, the offering was amended to replace the name, synopsis, and summary of 35 with Waitlist.

Financing: Pursuant to this offering, Waitlist intends to sell 350,000 Class A Shares for total cumulative offering proceeds of $3,500,000. Waitlist plans on selling the Class A Shares over the Internet.

Tentative Producer Selection: Eugene Mazzola (www.eugenemazzola.com) is a well established film and television producer and his company, Bridge Productions, Inc. has tentatively been selected as the producer of the Film. We evaluated a number of other producers and decided that Bridge Productions represented the best value based on their experience, reputation, knowledge of the project, ability to obtain a completion bond, and Seattle area location. The Film project contract between Bridge Productions and Waitlist has not yet been executed. We anticipate executing the agreement within 90 days after the successful close of this offering. If we are unable to reach a definitive agreement with Bridge Productions, Inc., or other suitable production company, within 90 days after the successful close of this offering, all investor funds will be promptly returned within 30 days, less the applicable debit card processing charge of $.50 per share.

Investor access to production activities: Investors will be able to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot.

Statistical analysis and use of data: Throughout the production process, Waitlist, via its website, will ask investors a variety of questions related to the storyline and stylistic elements of the Film. These data will be analyzed in conjunction with previously gathered demographic information and will be used to produce, market, and sell the Film.

Marketing: By use of the statistical data captured throughout the production process, we will be able to react to the desires of our audience and be able to present these data to a prospective buyer of the Film. We anticipate that our ability to react to investor input and present such data to prospective buyers will increase the value of the Film, however, this may not ultimately be the case.

Sale or distribution: If a prospective buyer/distributor is able to understand how investors reacted to the Film throughout its production and also has access to the demographic information related to the investor input, such buyer/distributor should be in a better position to market the Film and therefore mitigate its financial risk. As a result, we believe that the presentation of investor data captured throughout the production process to a prospective buyer/distributor should tend to increase the value of the Film; however, this may not ultimately be the case.

There is absolutely no assurance that Waitlist will be economically successful.

Overview of Motion Picture Industry

The motion picture industry is a highly complex and competitive business involving both creative and commercial considerations with substantial risks. The industry consists of two principal activities: production, which involves the development, financing and production of motion pictures, and distribution, which involves the promotion and exploitation of completed motion pictures in a variety of media. Each entity involved in motion picture production and distribution is a separate business venture, with its own management and personnel, its own budgetary constraints, and its own method of producing or exploiting motion pictures. The motion picture industry has been and continues to be dominated by the “major” motion picture studios: Paramount Pictures, Warner Bros. (which includes New Line Pictures), Universal Pictures, Sony Pictures Entertainment (which includes both Columbia Pictures and Tri-Star Pictures), MGM-UA, Twentieth Century Fox and the Walt Disney Company (which includes Miramax). These major studios are large diversified entertainment concerns or subsidiaries of diversified corporations which have strong relationships with creative talent, exhibitors, and others involved in the entertainment industry, and whose non-motion picture operations provide stable sources of earnings that offset variations in the financial performance for their motion picture operations. The production of a motion picture traditionally takes place in four stages: development and finance, pre-production, principal photography and post-production. The following general description is intended to provide a basic overview of the industry to aid a potential investor in evaluating the merits and risks of investing in Waitlist.

Production

General. The business of acquiring, developing, producing and distributing movies involves several stages. Entertainment companies evaluate screenplays and programming ideas on an ongoing basis. Depending on the proposed budget for a project and the availability of financing, a company will either (i) acquire the property and proceed to develop, produce and distribute it on its own, or (ii) option the property for a nominal fee and sell or license it to a studio, distributor or larger production company, potentially earning fees and profits depending on its level of involvement, or (iii) elect to act solely as a producer or distributor for the project, earning fees in that capacity (Manager does not anticipate and has no plans to be the distributor of the Film). After evaluating properties and selecting those in which to be involved, entertainment companies work with screenwriters to finalize scripts and screenplays, determine budgets for the projects, identify the methods and sources for financing, package the projects by assembling the talent, including actors, directors, editors and various production subcontractors, oversee the day-to-day filming and editing of the projects, and identify and negotiate with potential distributors, or market the products directly to exhibitors.

Early Stage Development. Early stage development involves the acquisition of pitches, ideas, articles, stories and scripts that are entertaining and commercially viable. These properties are then put into development. Writers are hired, screen stories are worked out and refined, and screenplays are either written or rewritten. When the screenplay has evolved sufficiently to the point where it is ready for pre-production, the project is packaged with talent and the presale process commences.

Development and Finance. Typically in the development stage, a producer will acquire the motion picture rights, or an option on such rights, to a literary property. If that property is not in script form, the producer will engage a writer to draft a screenplay of sufficient detail to present to directors, actors and financiers who may be interested in participating in the picture. At this point, if not already arranged, the producer must secure financing for the picture. Sources of financing include the major film studios, private investors, publicly or privately raised pools of film investment capital, pre-sales, including ancillary rights, and guarantees for United States theatrical distribution rights.

Traditionally, most feature length motion pictures have been financed by the major motion picture distribution companies which advance the entire cost of production of a picture and which recoup that cost, if at all, from the revenues generated by that company’s distribution of the picture in all media. Although this traditional method of motion picture financing through “studio production” continues to exist, an alternative for smaller production companies is financing obtained either from private investors, from the “pre-sale” of distribution rights or through some combination of financing from both private investors and pre-sales. Pre-selling distribution rights enables a producer to receive an advance payment for licensing the right to exhibit or otherwise monetize a picture in one or more media in one or more territories, prior to the release of the picture. For example, a pre-sale might be made for the domestic territory (the United States and Canada) and a separate pre-sale might be made for all other foreign territories as a group or the foreign territories might be pre-sold on either a country-by-country basis or in various groups. The various media to which film rights may be pre-sold include theatrical exhibition, pay television exhibition, United States and Canadian network syndication exhibition, foreign television exhibition, non-theatrical exhibition (e.g., exhibition in airlines, armed forces bases and education institutions), and DVDs.

Occasionally, a portion of the pre-sale advance may be paid upon execution of a pre-sale agreement or during production of the picture. More commonly, the entire advance is payable, sometimes in a series of installments, upon or following the delivery of the completed picture. In the latter case, the producer may attempt to assign its right to receive payment under a pre-sale agreement to a bank as security for a loan to be used in financing the picture. Institutional production financing is, however, generally difficult to obtain for smaller production companies.

A producer’s ability to enter into advantageous pre-sale agreements depends upon many factors, including the quality of the screenplay, the director and the key actors of the picture. The producer’s decision to attempt to obtain pre-sale agreements also depends on many factors, including the availability of alternative financing, the risk profile of his investor group, and the producer’s expectations as to the success of the picture.

Under pre-selling arrangements, the distributors would provide financing in consideration for distribution rights in certain geographic areas, or would make payment commitments under the distribution agreements which could be pledged to financial institutions as collateral for loans to pay production costs. Entertainment companies may also enter into joint ventures with other industry partners to finance the development and production of projects, pursuant to which they would have a net profits interest and could earn additional compensation depending on the services provided by it. Actors and other talent for the Film may perform services in exchange for deferred compensation payable from the first gross revenues earned by the Film.

Manager has the right, but not the obligation, to raise additional equity capital or incur debt to further finance or capitalize the production or distribution of the Film. Manager and Waitlist do not expect that they will provide deficit financing for the Film, whereby either or both of them would provide funds equal to the difference between the Film’s production costs and the fees received from pre-selling the Film in the United States. It is anticipated that this offering will provide all of the funds necessary for pre-production, principal photography, post production, and marketing, but not distribution, for the Film. However, there is no assurance that Manager or Waitlist will have adequate capital or financing for the Film. See “RISK FACTORS.”

Pre-Production. If, through prospective audience analysis, it is determined that a screenplay has the potential for a commercial motion picture, the pre-production phase will commence. Through a competitive sourcing process, several production companies will provide detailed budgets and these figures will be used as a component in determining the Offering Amount for funding of the Film. If the offering is successful, the Manager will then decide which production company will produce the Film. The selected company will be contractually responsible for hiring key personnel (including the director, principal cast, and production personnel), determining production locations and shooting schedules, creating a “story board” for the screenplay, revising the screenplay, and refining the budget. The production company will only undertake these costly activities if the Film offering is successful and the Film is funded.

Principal Photography. Principal photography is the contractual responsibility of the production company and consists of the actual filming of a motion picture. During this phase bad weather at locations, the illness of a cast or crew member, the failure to capture on film all of the elements suggested by the screenplay, disagreements with local authorities or labor unions and other problems may occur which may delay production and increase costs. Even if principal photography proceeds according to the schedule and budget, the daily footage may reveal that, for artistic or commercial reasons, some re-takes of scenes not provided for in the budget are desirable. Although a motion picture’s budget typically has a reserve for contingencies, this reserve may be insufficient and insurance coverage, if any, may be inadequate to cover the additional costs of re-shooting. While most motion pictures reaching this stage are completed, it is nevertheless possible that funds in excess of the budgeted amount become necessary but are not available. Even if additional funds are available, a producer may decide to abandon a project for commercial or other reasons during principal photography.

Post-Production. During the post-production stage, the picture is edited, music and sound effects are synchronized with the motion picture, special effects are added, and the motion picture is brought to a completed form known as an “answer print.” Problems may arise in the editing, it may become apparent that additional photography is needed, or costs may be greater than anticipated. Motion pictures reaching this stage, however, are generally completed.

Distribution

The management of Manager and Waitlist will employ their best efforts to sell the Film and all ancillary rights in all available markets. Waitlist will not raise distribution funds through the offering and anticipates selling the Film shortly after production has been completed. By using IndieShares’ technology and services to provide broad audience access to the production of the Film, Waitlist believes that the Film will be attractive to the existing distribution network, since the ultimate distributor will have an abundance of relevant market data from which to base their buying decision. Manager does not anticipate and has no plans to distribute the Film.

Domestic Theatrical Distribution. Theatrical distribution and marketing of motion pictures involves licensing the right to exhibit motion pictures on a rental basis to theaters, the creation and dissemination of advertising and publicity, accounting, billing, credit and collection, the manufacture, inspection and dissemination of prints used in exhibition, and the maintenance, delivery, storage, inspection and repair of such prints.

Generally, distributors and exhibitors (theater owners) will enter into agreements whereby the exhibitor retains a portion of the “gross box office receipts,” which are the admissions paid at the box office. The balance (i.e., gross film rentals) is remitted to the distributor. Frequently, exhibitors and distributors must negotiate as to the appropriate percentage to be remitted to the distributor, which may delay payment of the gross film rental to the distributor.

The terms of agreements between producers and distributors vary widely depending upon the perceived potential of a film and the relative bargaining strength of the parties. Generally, the distributor is at risk for its distribution expenses and any guaranteed license payments made by it to the producers. Deals are generally structured so that the distributor retains a distribution fee based on a percentage of gross film rentals and recoups the costs incurred in distribution of the Film (including costs of prints, advertising and promotion, shipping and accounting). The balance of the gross film rentals goes to the producer, who divides it according to agreements with his financiers and others. Under certain types of distribution agreements, the producer is entitled to a percentage of gross film rentals at the same time as the distributor is recovering its distribution fees and costs.

Once a feature film is completed, Waitlist plans to sell, either directly or through a sales agent, all U.S. distribution rights as soon thereafter as practicable, although no assurance can be given that this will occur. If a domestic sale of theatrical rights can be accomplished, it may yield advantages to Waitlist. For example, a sale to a well-known U.S. studio or independent distributor may facilitate any remaining sales in foreign territories and may increase the value of the remaining foreign rights as many foreign distributors perceive that significant U.S. distribution of a feature film serves to advertise and promote the Film in their foreign territories. The viability of a domestic theatrical sale will depend on the quality of the Film’s production value, as well as the perceived value of the package of cast, budget and genre. If Waitlist is unable to license the domestic rights to a major studio, it may seek to distribute through an independent distributor. If Waitlist is able to select among multiple proposals for domestic distribution arrangements, it may consider numerous factors, including but not limited to the amount of advance, if any, the distributor’s reputation, the distributor’s enthusiasm for the Film, the distributor’s proposed marketing campaign, and the amount of print and advertising commitments. If Waitlist is required by circumstance to parcel out rights in domestic media to multiple distributors, it will seek to maximize the value of each right in the Film. If Waitlist is unable to secure a theatrical release for the Film, Waitlist may attempt to license DVD, television and other domestic rights to separate, specialized distributors. There is no assurance that separate licenses will be negotiated for DVD, cable or free television, or if any such agreements will be obtained.

Foreign Theatrical Distribution. Foreign theatrical distribution rights may be licensed along with domestic theatrical rights or may be licensed on a territory-by-territory basis. In the latter case, the owner of the Film usually receives an advance, or “minimum guarantee,” against a negotiated percentage of gross film rentals from each territory. The owner generally does not receive any share of the foreign gross film rental until the foreign distributor’s fees and expenses are recovered and the advance recouped.

Waitlist may attempt to pre-sell certain foreign distribution rights in the Film to reduce the potential risk, or may retain a sales agent to make such sales for it. A foreign pre-sale is a sale of foreign rights made to a foreign distributor at any time before the Film is completed. In the pre-sale market, foreign buyers typically calculate their purchase price based on the quality of the on screen talent, the marketability of the genre, the overall budget, and the producer’s reputation. These buyers often make pricing decisions based on recognizable names of movie stars, genre, and budget, as well as whether the Film had obtained a commitment for a U.S. theatrical release. Accordingly, Waitlist’s ability to obtain a U.S. theatrical release for the Film will have a material impact on the value of the Film in the foreign markets.

Because the Film will be incomplete at the time of a pre-sale and the quality for the finished product is therefore uncertain, a foreign buyer will typically purchase the Film for a lower price than such buyer would for a finished film. Nevertheless, a pre-sale contract, if obtained, guarantees that Waitlist will receive certain revenues and thus, the pre-sale mitigates some of the risk that the finished Film does not meet market expectations. Waitlist may attempt to pre-sell certain territories prior to the completion of post-production activities on the Film, or retain a sales agent to represent Waitlist in such sales. Prospective investors in Waitlist should note that the foreign distribution market for American films has been slow during the past few years, and there is no assurance that the foreign market will revive in the foreseeable future.

Foreign and Domestic Ancillary Markets. Due to the increase in revenues from cable/pay television, home DVD and other ancillary markets, domestic theatrical exhibition has accounted for a declining percentage of the income earned by the majority of films. Nevertheless, the box office performance of a picture is often critical to its value and success in all other markets.

Television. In the United States, broadcast rights are granted to networks such as NBC, ABC, CBS, or Fox for exhibition by all of the network’s affiliates. Syndicated rights include rights granted to individual local television stations or groups of stations. Pay television rights include rights granted to cable, direct broadcast satellite, microwave and other services paid for by subscribers. The right to license a motion picture to the television markets may be granted to domestic or foreign theatrical distributors. Television rights are generally licensed first to pay television, such as HBO, Cinemax and Showtime, for an exclusive exhibition period approximately 12 to 18 months after a motion picture’s initial theatrical release. Television rights then may be licensed to broadcast network television for a specified number of runs during an exclusive exhibition period, usually 24 to 36 months after the initial theatrical release. Television rights then may be licensed to pay television again, and finally syndicated to independent stations (approximately 42 to 84 months after the initial theatrical release). Not all films are suitable for network television exhibition due to subject matter, editing requirements and other factors. With the increasing market role of pay television, the number of films licensed for and fees generated from network television have decreased significantly in the last few years. Pay television revenues, in many cases, have more than made up for this decline, with substantial license fees based either on a fixed fee or per- subscriber basis. The number of television broadcasters in Europe is currently expanding.

Home Video/DVD. A motion picture typically becomes available on home DVD for purchase or rental by consumers approximately six months after its initial theatrical release; however, this window is beginning to close. Furthermore, with the advent of Netflix and self distribution models (e.g., IndieFlix), it is difficult to determine how the recent changes in the market will impact the Film. Since self distribution is now possible, more films are being produced, or at least distributed. This creates a more crowded marketplace, but also one in which Waitlist could possibly distribute the Film in the event no distribution agreement were reached with a distributor.

Ancillary Markets. In addition to the distribution media and markets described above, the owner of a film usually licenses the right to non-theatrical uses to distributors who in turn make the Film available to airlines, hotels, schools, oil rigs, public libraries, prisons, community groups, the armed forces, ships at sea and others, as well as the right to license the performance of musical works and sound recordings embodied in a motion picture, including public performance and sheet music publication. Rights may be licensed to merchandisers for the manufacture of products such as video games, toys, T-shirts, posters and other merchandise. Rights may also be licensed for novelization of the screenplay and other related book publications. Alternative forms of filmed entertainment have become available, including expanded pay and basic cable television, video on demand, pay-per-view programming and home entertainment equipment, recognizing the most recent technological developments and shifting consumer tastes, it is not possible to predict what effect these changes will have on the potential overall revenue for feature-length motion pictures.

Cash Flow

In making a film, cash outflows occur well in advance of returns. This is due to the significant costs of producing and distributing a film and the fact that such costs are usually incurred at the initial phase of film production. Typically, investors cannot expect to receive a return on their investment prior to the elapse of approximately one year after the completion of the principal photography. Cash revenues are derived separately from each market in which the film has been released. The revenues from release of the film in the domestic theatrical market (if applicable) typically begin when the distribution contract is closed (the advance, if any, is paid at this time) and typically continue for approximately 18 months after the theatrical release of the film. Approximately 80% of the revenues, if any, are received within the first 12 months of release. For the home video market, revenues, if any, begin about six months after the theatrical release of the film and continue for up to 24 months.

The pay television market opens up approximately 12 months after domestic theatrical release and lasts about six months, with all cash revenues, if any, from this market occurring in that time period. The network television market follows the pay television market. Inflows from network television can last from the 25th month to the 60th month. Approximately 80% of the revenues, if any, are received between months 25 and 48, with the remaining 20% being collected over the last year. Traditionally, the final market to be exploited is worldwide television syndication which commences after the network television market. This market typically lasts between 61 and 96 months with approximately 70% of the revenues, if any, occurring between months 61 and 84.

The above is a synopsis of revenue patterns based on industry standards in the various markets in which films are exhibited and no representation is made that the revenues for the Film, if any, will conform to the pattern discussed within.

Ancillary Rights. Soundtrack recordings, merchandising, and non-theatrical distribution and exploitation of other ancillary rights can provide additional income for Waitlist. The management of Manager will attempt to generate revenues from all ancillary rights held by Waitlist.

Subsequent Productions. If the Film is extremely successful, opportunities may arise to license the right to make subsequent productions based on the Film. These subsequent productions may include sequels, remakes and/or television spin-offs. The management of Manager, in its sole discretion, will either cause Waitlist to participate in the production or exploitation of subsequent productions or license the right to make such subsequent productions.

Co-Productions and Joint Ventures. In a co-production, companies join forces to shoulder the financial costs of developing and producing a project. This can be extremely desirable in many cases, particularly where the budget and developmental costs of a project are too large for one company to comfortably bear. By partnering, both companies are able to participate in a larger, higher profile project with a higher upside and a downside that is mitigated. The other major benefit of a co-production is being able to take advantage of another company’s relationships. It may not be possible, for instance, for one company to obtain a project financed on its own because it lacks access to the appropriate talent or buyers for that specific project. By partnering with a company that has the necessary access, however, the appropriate talent can be attached to the project, the necessary pre-sales can be finalized, and the project can be financed and produced.

Distribution Strategy. Waitlist intends to (i) contract to produce the Film with an established production company, and (ii) either sell the entire Film (a “negative pick-up deal”) or enter into a variety of distribution arrangements with one or a number of distributors. Film sales are generally driven by cast and genre. Because a domestic theatrical release has a major impact on foreign revenue, Waitlist will also endeavor to choose quality talent that will generate domestic interest in a theatrical release. Since quality talent can be expensive, and name actors often need hold money or pay or play deals, development money is a crucial element of successful packaging and successfully implementing this domestic strategy.

The distribution of films is accomplished by marketing them to exhibitors in trade shows and by other direct marketing methods. Foreign and domestic distribution rights for films are sold in organized film markets such as the American Film Market (‘AFM”), MIFED, Cannes, MIPCOM and MIP Asia. At these markets, domestic and foreign distributors buy film rights to exhibit films in the 47 separate worldwide territories, including the United States and Canada. These distributors typically purchase such film rights from sales agents, or in some cases, from production companies.

Distribution agreements typically provide that the distributor will pay the print and advertising costs incurred in marketing a film, and will in return receive reimbursement of its costs from the first gross revenues earned by the film, as well as an interest in the gross revenues or net profits from the film. Manager, as the Manager of Waitlist, will determine the terms and conditions of distribution agreements entered into by Waitlist.

Film distributors who sub-license Film from Waitlist may give minimum guarantees for sales volumes and commit to pay a minimum amount regardless of actual sales. Foreign distributors often pay a fixed price up front and collect all gross revenues from the exhibition of a film in their territory for their own account. Full-length motion pictures can be distributed to television stations, cable television operators and home video sales and rental companies, as well as to airlines, hotels, schools, libraries and other potential licensees. Depending on the terms of particular production or distribution agreements, Waitlist may retain the right to participate in the exploitation of all of the ancillary rights relating to the Film, including the right to produce and distribute home videos, CD-ROM programs, interactive games, soundtracks and other applications based on the screenplay.

Market For Independent Productions. Generally, budgets for the independently financed features fall into the $250,000 to $10 million range versus $50 to $150 million for the big budget films. As with the movie industry in general, a substantial number of independently financed feature films are not commercially successful for a variety of reasons, including but not limited to lack of audience or exhibitor acceptance and insufficient capital. Furthermore, the Film expected to be financed by Waitlist is likely to have a more limited theatrical release than higher budget films, or a release for television. The gross revenue potential for motion pictures which have a more limited release without famous talent may be substantially less than for motion pictures that have a broad theatrical release. See ‘RISK FACTORS.”

The distribution of a film generally takes two to three years to run through all the markets in every territory, from theatrical to pay-per-view to home video, and then airlines, hotels network, cable and syndicated television. A film may be shown on numerous occasions at different times on various television stations. The timing of a television series, if any, based on the Film would depend on the availability of financing and the willingness of an exhibition to license and broadcast it. See RISK FACTORS.”

Competition

The entertainment industry is intensely competitive. The competition comes from companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. Manager and Waitlist compete with several “major” film studios (the Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Columbia Pictures, Tri- Star Pictures, Twentieth Century Fox, Warner Brothers, Inc. and MGM/UA) which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. These companies compete for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel, and production financing. Many of the organizations with which Manager and Waitlist compete have significantly greater financial and other resources than does Waitlist and Manager.

There can be no assurance of the economic success of any entertainment project since the revenues derived from the production and distribution of motion pictures (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon their acceptance by the public, which cannot be predicted. The Film will compete for audience acceptance and exhibition outlets with motion pictures, television shows and other programs produced and distributed by other companies. As a result, the success of any film is dependent not only on the quality and acceptance of that particular film, but also on the acceptance of other competing films released into the marketplace at or near the same time.

The entertainment industry in general, and the motion picture industry in particular, are continuing to undergo significant changes, primarily due to technological developments. These developments have resulted in the availability of alternative and competing forms of leisure time entertainment, including pay/cable television services and home entertainment equipment such as DVD, video games and computers. Such technological developments have also resulted in the creation of additional revenue sources through the licensing of rights with respect to such new media, and potentially could lead to future reductions in the costs of producing and distributing motion pictures. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of feature-length motion pictures.

Government Regulation

In 1994, the United States was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the General Agreement on Trade and Tariffs Treaty (“GATT”). The failure to include audiovisual works under GATT allows many countries (including members of the European Union, which consists of Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, the Netherlands, Portugal and the United Kingdom) to continue enforcing quotas that restrict the amount of American programming which may be aired on television in such countries. The Council of Europe has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve a majority of their transmission time (exclusive of news, sports, game shows and advertising) for European works. The directive does not itself constitute law, but must be implemented by appropriate legislation in each member country. In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, but quotas on the theatrical exhibition of motion pictures could also be enacted in the future. There can be no assurance that additional or more restrictive theatrical or television quotas will not be enacted or that countries with existing quotas will not more strictly enforce such quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect the business of Manager and Waitlist by limiting their ability to fully monetize the Film internationally and, consequently, to further finance the Film, if necessary.

Distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries. These laws provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, art work, still photography and motion picture properties are separate works, subject to copyright under most copyright laws, including the United States Copyright Act of 1976, as amended. Manager plans to take appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright protection for the Film under the laws of applicable jurisdictions, Management is aware of reports of extensive unauthorized misappropriation of DVD rights to motion pictures. Motion picture piracy is an industry-wide problem. The Motion Picture Association of America, an industry trade association (the “MPAA’), operates a piracy hotline and investigates all reports of such piracy. Depending upon the results of such investigations, appropriate legal action may be brought by the owner of the rights. Depending upon the extent of the piracy, the Federal Bureau of Investigation may assist in these investigations and related criminal prosecutions.

Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (including Korea, China and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. In addition to the MPAA, the Motion Picture Export Association, the American Film Marketing Association and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions could impact the amount of revenue that Waitlist realizes from the international distribution of the Film depending upon the countries subject to such action and the duration of such action. If not enacted or if other measures are not taken, the entertainment industry (including Manager and Waitlist) may continue to lose an indeterminate amount of revenues as a result of motion picture piracy.

The Code and Ratings Administration of the MPAA assigns ratings indicating age-group suitability for theatrical distribution of motion pictures. Waitlist and Manager will follow the practice of submitting the motion pictures for such ratings.

United States television stations and networks, as well as foreign governments, impose additional restrictions on the content of programs which may restrict in whole or in part theatrical or television exhibition in particular territories. Management’s current policy is to produce the Film for which there will be no material restrictions on exhibition in any major territories or media. This policy often requires production of “cover” shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories.

There can be no assurance that current and future restrictions on the content of the Film may not limit or affect Manager’s and Waitlist’s ability to exhibit them in certain territories and media.

Employees

Waitlist has no employees and does not expect to have any employees in the future. Waitlist was created to develop and produce the Film and therefore does not have an operating history. Furthermore, Waitlist will not be involved in the production of any other films, and will therefore be wound down if and when a sale of the Film is completed or Manager otherwise elects to wind down Waitlist. Manager will contract for industry talent on behalf of Waitlist on an as-needed basis. Manager maintains a small core staff which we believe is sufficient to conduct Manager’s current business activities on behalf of Waitlist.

Property

Neither Manager nor Waitlist owns or operates sound stages or related production facilities, generally referred to as a “studio”, and do not have the fixed payroll, general and administrative and other expenses resulting from ownership and operation of a studio. We believe that sufficient motion picture properties, creative and technical personnel (such as screenwriters, directors and performers), production and editing facilities and laboratories are available in the market at acceptable prices to enable Manager and Waitlist to develop the Film as they currently plan, at the level of commercial quality that they require. Waitlist operates out of a live/work space owned by Jay T. Schwartz and does not charge Waitlist rent. Waitlist uses this space as a general office. No web hosting or film production related activities are conducted at this site nor will such activities ever be conducted at the site. The live/work space is suitable for carrying out day-to-day general office functions, such as conducting meetings, telephone conferences, and utilizing PCs and a fax machine. Waitlist and Manager do not plan on renting a production or editing suite. Production and editing will be the responsibility of a third party. Waitlist plans to execute a production services agreement with Bridge Productions, Inc., a company owned and controlled by Eugene Mazzola, or other reputable production company, within 90 days after the successful close of this offering. If Waitlist is unable to sign a production services agreement with a production company within this time frame, all proceeds raised will be promptly returned to subscribers of Class A Shares, within 30 days, pro-rata, with interest, if any, in accordance with the terms described in the “PROSPECTUS SUMMARY – The Offering” and the “USE OF PROCEEDS – Proceeds” Sections above.

Independent Consultants

The Manager and Waitlist may utilize independent third party consultants, to assist with the production and marketing of the Film. A conflict of interest may arise with the consultants since these consultants may also be performing services for other entertainment companies or affiliates of Waitlist and may not be devoting their time exclusively to Waitlist’s business. At this time, no independent consultants are working for Waitlist or Manager.

Legal Proceedings

Waitlist is not a party to any pending legal proceedings.

Reports

Once our Registration Statement that contains this Prospectus is declared effective, we will be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15 of the 34 Act. Our quarterly reports will be made on Form 10-Q, and our annual reports will be made on Form 10-K. We will also make current reports on Form 8-K. We will deliver audited annual financial statements and other financial information to the Class A Shareholders in accordance with applicable state and federal securities regulations. Each filing we make with the SEC is immediately available to the public for inspection and copying at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and the web site of the SEC at http://sec.gov/ or by calling the SEC at 1-800-SEC-0330.

CONFLICTS OF INTEREST

Waitlist is subject to certain conflicts of interest arising from its relationship with the Manager and its officers. The agreements and arrangements among Waitlist, the Manager, the Manager’s officers (Jay T. Schwartz, Julie Chase, and George Brumder) and owners (Jay T. Schwartz, Julie Chase, and George Brumder) have been established by the Manager and are not the result of arm’s-length negotiations. The following includes all of Waitlist’s material conflicts of interest:

Ownership

The members of the board of directors of Waitlist (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding unit of Manager. Manager, in its capacity as the sole Common Shareholder of Waitlist. Waitlist has executed the Services Agreement (attached as Exhibit 10.2) with Manager to provide production related services for the Film and in exchange for such services shall be paid the Production Management Fee. In addition, Jay T. Schwartz, Julie Chase, and George Brumder are the sole owners of IndieShares which provides technology, production, and marketing services to Waitlist at no cost.

No options, warrants, or rights are to be issued under this offering.

There are no other owners of beneficial securities of Waitlist.

Film Assets

There are conflicts of interest that may arise. If the funds raised are exhausted prior to completion of the Film then Manager, subject to Class A Shareholder approval, may sell or purchase the incomplete Film, in cash, for fair market value, as reasonably determined below. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero.

Manager’s Other Activities

The members of the board of directors of Waitlist (Jay T. Schwartz, Julie Chase, and George Brumder) who are also the officers of Manager and collectively the sole owners of Manager and IndieShares, will have conflicts of interest in allocating Manager’s and IndieShares’ time, services, and functions between the Film and various other entertainment-related projects. In addition, the Manager’s officers may compete with Waitlist for audiences, talent, distributors, production personnel, literary properties, exhibitors, and other elements of the entertainment business.

Independent Consultants

The Manager and Waitlist may utilize independent consultants, unaffiliated with Waitlist, to assist with the production and marketing of the Film. A conflict of interest may arise with the consultants since these consultants may also be performing services for other affiliates of Waitlist, and may not be devoting their time exclusively to Waitlist’s business.

FIDUCIARY DUTY OF MANAGEMENT

The Manager is accountable to Waitlist as a fiduciary and consequently must exercise good faith and integrity in handling Waitlist’s affairs. Where the question has arisen, courts have held that an investor may institute legal action: (i) on behalf of himself and all other similarly situated investors (a class action) to recover damages for a breach by a manager of the manager’s fiduciary duty; or, (ii) on behalf of Waitlist (a company derivative action) to recover damages from third parties. In addition, (i) investors may have the right, subject to procedural and jurisdictional requirements, to bring company class actions in courts to enforce their rights under federal securities laws; and, (ii) investors who have suffered losses in connection with the purchase of their units may be able to recover for such losses from a manager where such losses resulted from the manager’s violation of the anti-fraud provisions of the federal securities laws. Since the foregoing summary involves a rapidly developing and changing area of the law, investors who believe that a manager has breached its fiduciary duty should consult with their own counsel.

Waitlist must, upon request, give to any Shareholder or his legal representative, complete information concerning Waitlist’s affairs, and each investor and his legal representative may inspect and receive a copy of Waitlist’s books and records, via email upon ten (10) business days advanced written notice.

The Manager may not be liable to Waitlist or Class A Shareholders for errors in judgment or other acts or omissions not amounting to fraud, bad faith, or gross negligence, since the Operating Agreement provides for indemnification of the Manager under certain circumstances. Accordingly, purchasers of Class A Shares may have a more limited right of action than they would if such limitations were not contained in the Operating Agreement.

TO THE EXTENT THAT THE INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND THEREFORE UNENFORCEABLE.

MANAGEMENT

General

IndieShares Management, LLC is the Manager of Waitlist. The Manager will have the responsibility and authority for the day-to-day management of Waitlist and overseeing the acquisition, financing, and development of the Film.

Previous Transaction: In 2006, Jay Schwartz, Julie Chase, and George Brumder formed two companies, one called Detour, LLC and the other Detour Management, LLC as its manager, to potentially develop a film called Detour. Funds to produce Detour were going to be raised under Federal Regulation A. After several review cycles over 18 months with the state of Washington, Nevada, California, and the SEC, the Detour project was cancelled so that we could focus our attention on other projects. Withdrawal of Detour’s securities registration application was submitted in March 2008 to the applicable state and federal securities regulatory agencies.

Executive Officers and Directors of Waitlist and of the Manager

The following table sets forth certain information with respect to Waitlist’s and the Manager’s executive officers and directors as of March 3, 2009.

Name	Age	Position with Waitlist	Position with Manager
Jay T. Schwartz*	44	Director	President
George R. Brumder**	36	Director and Controller	Chief Financial Officer and Treasurer
Julie L. Chase*	36	Director	Chief Marketing Officer and Secretary

*	Jay T. Schwartz and Julie Chase have been married since July 24, 2004.
**	George Brumder is Series 63 qualified.

Jay T. Schwartz | President of Manager

Jay T. Schwartz is a director of Waitlist and the president of the Manager. Mr. Schwartz is also the founder and president of IndieShares where he is responsible for developing and overseeing the strategic direction of the business. Mr. Schwartz has a long career in new business development, venture capital financing, and strategic sourcing (concentrating in financial and technology acquisitions) for Fortune 500 companies, including ADP, Inc., Intel Corporation, Nike, Inc., and Washington Mutual, Inc. In 1994, Mr. Schwartz founded, and later sold, SlopeSide Brewing Company, which under his direction became the largest self-distributed beer brand in Illinois. Mr. Schwartz is also a retired Army Reserve officer, most recently having served as the Senior Defense Counsel in the Pacific Northwest.

Mr. Schwartz earned his B.A. degree from The State University of New York at Albany, his JD from The John Marshall Law School, and expects to receive his MBA from Cornell University in 2008. He also studied at the Northwest FilmCenter in Portland, Oregon, where he directed and produced three short films: The Boxer Genius, Art of a Thief, and The Day Trader (these films were produced while Mr. Schwartz was a film student, were not intended for commercial release, and did not earn any revenue).

Employment history over the past 5 years:

Sept 2005-Present        Seattle, WA

IndieShares, LLC, President

Responsible for the overall direction and management of IndieShares.

May 2008-Present        Seattle, WA

IndieShares Management, LLC, President

Responsible for the management of Waitlist.

Nov 2002-Oct 2007        Seattle, WA

Washington Mutual, Inc., held various positions most recently Head of New Business Development.

Responsible for Strategic Sourcing contracting team and New Business Development.

Jan 2002-Nov 2002        Portland, OR

United States Army Reserve, Major

Provided legal support for operations “Noble Eagle, and “Enduring Freedom”.

George Brumder | Chief Financial Officer and Treasurer

George Brumder is a director of Waitlist and the Chief Financial Officer and Treasurer of Manager. Mr. Brumder is responsible for all aspects of finance and accounting, including capital structure, project financials, statistical modeling, and data analysis. Mr. Brumder brings an extensive career in corporate finance, primarily in investment and commercial banking, and held positions at Cowen and Company, Union Bank of California, and most recently in strategic corporate finance at Washington Mutual, Inc.

Mr. Brumder earned his B.S. degree from the University of Oregon and his M.B.A. degree from the Stern School of Business at New York University. Mr. Brumder is also Series 63 qualified.

Employment history over the past 5 years:

Sept 2005-Present        Seattle, WA

IndieShares, LLC, Chief Financial Officer

Responsible for managing all finance and accounting activities.

May 2008-Present        Seattle, WA

IndieShares Management, LLC, Chief Financial Officer

Responsible for managing all finance and accounting activities.

July 2003-March 2008        Seattle, WA

Washington Mutual, Inc., Vice President

Responsible for providing strategic finance support to the Enterprise Spend Management and New Business Development groups.

Julie Chase | Chief Marketing Officer and Secretary

Julie Chase is a director of Waitlist and the Chief Marketing Officer and Secretary of Manager. Ms. Chase is responsible for developing and managing communications, advertising, marketing programs, media relations, graphic design and special events. Ms. Chase brings more than ten years of marketing and press relations experience in the consumer, high-technology, and legal industries, including with Nike, Inc., Intel Corporation, Microsoft Corp., and LexisNexis (a division of Reed Elsevier, Inc.). Prior to her marketing career, she worked for Japan’s Ministry of Education.

Julie earned her B.A. degree from Lewis & Clark College in Portland, Oregon, and expects to receive her MBA from Cornell University in 2008. She also attended Hokusei Gakuen University in Sapporo, Japan.

Employment history over the past 5 years:

Sept 2005-Present        Seattle, WA

IndieShares, LLC, Chief Marketing Officer

Responsible for all marketing activities.

May 2008-Present        Seattle, WA

IndieShares Management, LLC, Chief Marketing Officer and Secretary

Responsible for managing all marketing activities.

April 2004-May 2006        Seattle, WA

LexisNexis (a division of Reed Elsevier, Inc.), Marketing Manager

Responsible for events and online and offline marketing activities.

July 1999-April 2004        Portland, OR and Seattle, WA

Intel, Inc., Marketing Manager

Managed marketing activities relating to the consumer products division and Intel’s Innovation in Education program.

Board of Directors

The board of directors of Waitlist (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding units of Manager. The officers of the Manager are Jay T. Schwartz (President), Julie Chase (Chief Marketing Officer and Secretary), and George Brumder (Chief Financial Officer and Treasurer). On May 7, 2008, IndieShares Management, LLC being the Manager and sole owner of Waitlist, LLC, a limited liability company organized under the laws of the State of Washington, consented to and adopted the resolutions (as described in Exhibit 3(i)) in lieu of a formal board or organizational meeting, as permitted under RCW §25.15.165.

Director Communication: Class A Shareholders will be able to send emails to investorrelations@indiehares.com. In the subject line, investors will be directed to indicate the film in which they are investing, in this case Waitlist. Emails may be sent to the investor relations email address 24 hours per day, 7 days per week. The email box will be checked by a member of the Manager on a daily basis and inquiries will be answered within 3 business days or as soon as practicable. Waitlist will establish the email box prior to selling any Class A Shares.

Director Compensation: Directors are not compensated as members of our board of directors, and are not reimbursed for expenses in connection with attendance at board and committee meetings.

Directors Not Independent and Materially Affiliated Transactions: The board of directors of Waitlist is not independent. Waitlist entered into a production management arrangement with Manager on May 7, 2008 (see Exhibit 10.1), a materially affiliated transaction. In this transaction, Waitlist is responsible for paying Manager the Production Management Fee in accordance with the Production Management Fee Payment Schedule. Details of this business arrangement can be found in the MANAGEMENT COMPENSATION Section below. This production management transaction was entered into without the ratification of at least two disinterested independent directors. The Manager believes that the terms surrounding this transaction are as favorable to Waitlist as those generally available from third parties conducting similar activities.

Corporate Governance: Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. Additionally, we plan to form an audit committee, a corporate governance committee and a compensation committee, and to adopt charters relative to these committees, in the near future. Until that time, the entire board will continue to perform the duties of the audit committee, the corporate governance committee, and the compensation committee, which means that directors who are the officers of Manager will be involved in these matters. None of our directors are independent and we are not applying for listing with a national securities exchange or an inter-dealer quotation system.

As a “Smaller Reporting Company”, as that term is defined under Rule 405 of the 33 Act or Rule 12b-2 of the 34 Act, Waitlist is not required to provide the disclosure under paragraph (d)(5) of Item

407 of Regulation S-K, relating to Audit Committees, in its first annual report; and need not provide the disclosures required by paragraphs (e)(4) and (e)(5) of Item 407 relating to Compensation Committees.

Future Transactions: We will comply with the following regarding future material related transactions:

A.	All future material related transactions and loans, if any, will be made or entered into on terms that are no less favorable to Waitlist than those that can be obtained from unaffiliated third parties; and

B.	All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of Waitlist’s independent directors who do not have an interest in the transactions and who had access, at Waitlist’s expense, to Waitlist’s or independent legal counsel.

MANAGEMENT COMPENSATION

Waitlist is a new company with no operating history. Waitlist has not paid any remuneration to Manager or its board of directors. On September 25, 2008, Manager purchased One Common Share from Waitlist for $10.00, the then current fair market value. The Common Share was issued in reliance on the exemption under Section 4(2) of the 33 Act. The issuance of this Common Share qualified for exemption under Section 4(2) of the 33 Act. Upon successfully raising the Offering Amount, the Manager will begin being paid the Production Management Fee, equal to $300,000 in accordance with the payment schedule below. The Manager will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure Waitlist’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) corresponding with Class A Shareholders providing updates on the progress of the Film project, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) distribution of proceeds from sale or distribution to Shareholders. Since this is an “all or none” offering, if the Offering Amount is not raised then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from Waitlist’s impound account (see Exhibit 10.1). The Production Management Fee shall be paid to Manager in accordance with the payment schedule below. Any additional cash or compensation paid to Manager shall only be in Manager’s capacity as the Common Shareholder and is contingent upon the Film generating a profit. The Common Shareholder will benefit from its share of the Film’s profits, if any, only after the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%). Any remaining cash available for distribution after that will be distributed pro rata among the Shareholders in accordance with their ownership percentages, as further described in “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS;

AND FEDERAL TAX ASPECTS” above. IndieShares will be engaged to assist with the Film’s technology, marketing, and production related requirements, but will not earn compensation for such services. Manager believes that any compensation paid to any of its affiliates should come from Manager’s share, in its capacity as the Common Shareholder, of the profits of Waitlist, which are allocated and distributed to the Manager as described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section above. Waitlist anticipates that the Film will be developed primarily for sale, but potentially for theatrical, DVD, and television release in the United States and in foreign markets.

Production Management Fee Payment Schedule

PAYMENT SCHEDULE

Time	Project Milestone	Payment
t = 0	First Day of Pre-Production	$50,000
t + 21 days	Middle of Pre-Production	$50,000
t + 42 days	Beginning of Principal Photography	$50,000
t + 59 days	Middle of Principal Photography	$50,000
t + 76 days	Beginning of Post-Production	$50,000
t + 196 days	Delivery of Final Print	$50,000
DEFINITIONS

Pre-Production	Activities prior to filming. Includes script development, set construction, location scouting and casting. These activities will occur within 90 days of the close of the offering.

Principal Photography	The filming of major components of the movie involving the lead actors.

Post-Production	Work performed after the principal photography. Involves editing and visual effects.

Final Print	Final, fully-edited version of the film that is ready for sale or distribution.

Compensation In Capacity As Common Shareholder

Once the Class A Priority Return has been fulfilled, all allocations of profits and losses of Waitlist will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders in the following manner (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings):

A.	100% of the distributable cash to the Class A Shareholders, pro rata in accordance with their respective holdings, until the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%, see (d) below), then

B.	50% of the profits, if any, to the Class A Shareholders pro rata in accordance with their respective holdings, and

C.	50% of the profits to the Common Shareholder.

D.	Class A Priority Return: The term Class A Priority Return shall mean that amount equal to the aggregate capital contributions made by all of the Class A Shareholders, plus 5%. For example, if the Class A Shareholders have collectively contributed $3,500,000.00 of capital to Waitlist, the first $3,675,000.00 of distributable cash would be allocated to the Class A Shareholders (pro-rata amongst the class); once the Class A Priority Return was met, every dollar of profit would be allocated 50% to the Class A Shareholders and 50% to the Common Shareholder.

Non-Production Activities Costs Prior to Commencement of the Offering

Waitlist is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
SEC Registration Fees	138
State Registration Fees	11,710
Legal Services	50,000
Accounting Services	4,000
Waitlist, LLC Formation	159
Promotional Media	2,124
Misc. Corp. Expenses	689
Literary Options	2,500
Total	71,320

The total non-production costs incurred prior to commencement of the offering were $71,320. Of that amount, $36,000 is due to Beacon Law Advisors and $35,320 is due to the Manager. The amount due to Manager is higher than the $17,972 shown in the audited financial statements because at the time the financial statements were audited, the following expenses had not yet been incurred: $11,710 for state registration, $138 for SEC registration, an additional $1,500 to Peterson Sullivan LLP, our auditors, and an additional $4,000 to Beacon Law Advisors. The additional payment to Beacon Law Advisors also reduced the amount owed to them to $36,000 from $40,000 shown in the audited financial statements. These costs are only recoverable if Waitlist raises the Offering Amount, which means that they are not at-risk to manager.

Recent Sales of Unregistered Securities

One Common Share was sold to the Manager on September 25, 2008 for $10.00, the then current fair market value. The Common Share was issued in reliance on the exemption under Section 4(2) of the 33 Act. The issuance of this Common Share qualified for exemption under Section 4(2) of the 33 Act.

Security Ownership Of Management

Title	Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Limited Liability Company Unit	Jay T. Schwartz 2311 N 45th St., #310 Seattle, WA 98103	1	100%

Common Limited Liability Company Unit	George R. Brumder 2311 N 45th St., #310 Seattle, WA 98103	1	100%

Common Limited Liability Company Unit	Julie L. Chase 2311 N 45th St., #310 Seattle, WA 98103	1	100%

The actual owner of the Common Limited Liability Company Unit is Manager. Jay T. Schwartz owns 34% and George R. Brumder and Julie L. Chase each own 33% of Manager.

Promotional (or Common) Share Lock-In

As a condition to registering the Class A Shares, the Manager’s promotional share or Common Share is subject to escrow or “lock-in”. The escrow agent or security holder is Beacon Law Advisors and the Promotional Share Lock-In Agreement between Waitlist, Manager, and Beacon can be found in Exhibit 10.3 of this prospectus. The terms of this agreement specify that:

1.	The Common Share may not be sold during the time Waitlist is offering its Class A Shares to the public.

2.	The conditions upon which the Common Share may be released, including:

a. If Waitlist’s aggregate revenue exceeds $500,000 and our auditor’s going concern note is removed, or

b. If Waitlist’s aggregate revenue is less than $500,000, the Common Share may be released in its entirety within 5 years, or

c. If the public offering is terminated, and no securities are sold or the offering is terminated and the gross proceeds of the offering have been returned to the public investors.

The conditions upon which a distribution occurs, as described in the BUSINESS —Securities Offered—Economic Rights and Obligations Section.

CERTAIN RELATIONSHIPS AND RELATED THIRD PARTY TRANSACTIONS

The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the “Common Share” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) of Waitlist. George Brumder and Julie Chase each own 33% of Manager while Jay T. Schwartz owns 34%. Prior to the issuance of “Class A Shares” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) pursuant to this offering, Manager is the sole owner of Waitlist. Since this is an “all or none” offering, if the Offering Amount is not raised then no Production Management Fee shall be paid to Manager in exchange for the services considered under the Services Agreement, effective as of May 7, 2008, between Waitlist and Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from Waitlist’s impound account (see the “MANAGEMENT COMPENSATION” Section above).

Waitlist’s Operating Agreement provides, among other things, that Manager shall not be personally liable to Class A Shareholders (Members) for monetary damages, except for liability for acts or omissions not in good faith or which result in a breach of a material obligation. Accordingly, Manager shall have no liability to Shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law.

Indemnification By Waitlist. Pursuant to Waitlist’s Operating Agreement and in accordance with RCW 25.15.040, Limitation of Liability and Indemnification, Waitlist agrees to indemnify Manager for all expenses and liabilities incurred by Manager in connection with any criminal or civil action brought or threatened against Manager. In order to be entitled to indemnification by Waitlist, Manager must have acted in good faith and in a manner believed to be in Waitlist’s best interests.

Commission Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the 33 Act may be permitted to Manager, directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Out Of Pocket Costs. Certain non-production costs have been paid “out of pocket” by the Manager prior to the commencement of the offering at the Manager’s risk of loss, recoverable only if Waitlist raises the Offering Amount. Non-production costs incurred through September 30, 2008 total $17,972.

AUDITED FINANCIAL STATEMENTS

ITEM 7.	FINANCIAL STATEMENTS

The financial statements required by Item 7 are presented in the following order:

INDEPENDENT AUDITORS’ REPORT

To the Member

35, LLC

We have audited the accompanying balance sheet of 35, LLC (a development stage company) as of September 30, 2008, and the related statements of operations, changes in members’ capital, and cash flows for the period from May 7, 2008 (date of inception) to September 30, 2008. These financial statements are the responsibility of the LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 35, LLC (a development stage company) as of September 30, 2008, and the results of its operations and its cash flows for the period from May 7, 2008 (date of inception) to September 30, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the LLC will continue as a going concern. As discussed in Note 1 to the financial statements, the LLC has not generated revenue or positive cash flows from operations to date and has an accumulated deficit at September 30, 2008. These conditions raise substantial doubt about the LLC’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington

October 14, 2008

Waitlist, LLC

(A Development Stage Company)

BALANCE SHEET

SEPTEMBER 30, 2008

ASSETS
Current Assets
Cash	$10

Total Current Assets	10

Other Assets	—

TOTAL ASSETS	$10

LIABILITIES AND MEMBER’S CAPITAL
Current Liabilities
Accounts Payable – related party	$17,972
Accounts Payable – Beacon Law Advisors	$40,000

Total Current Liabilities	57,972

MEMBER’S CAPITAL
Common Shares	$1
(non-voting, one share authorized, issued, and outstanding, $1.00 par value)
Class A Shares	—
(350,000 voting shares authorized, none issued or outstanding, no par value)
Paid-in-Capital	9
Deficit Accumulated During Development Stage	(57,972)

TOTAL MEMBER’S CAPITAL	$(57,962)

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$10

See notes to financial statements.

Waitlist, LLC

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Period May 7, 2008 (date of inception) to September 30, 2008

Revenues	$—

Expenses
Marketing and Business Development	4,624
General and Administrative	848
Accounting and Legal Fees	52,500

57,972

Net Loss	$(57,972)

See notes to financial statements.

Waitlist, LLC

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBER’S CAPITAL

For the Period May 7, 2008 (date of inception) to September 30, 2008

	Common Shares		Class A Shares		Paid in Capital	Deficit Accumulated During the Developmental Stage	TOTAL
	Number	$	Number	$
Balance, May 7, 2008	—	$—	—	$—	$—	$—	$—
Issuance of Common Stock for Cash	1	1			9		10
Net Loss						(57,972)	(57,972)

Balance, September 30, 2008	1	$1	0	$0	$9	$(57,972)	$(57,962)

See notes to financial statements.

Waitlist, LLC

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period May 7, 2008 (date of inception) to September 30, 2008

Cash from Operating Activities
Net Loss	$(57,972)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Accounts Payable – related party	17,972
Accounts Payable – Beacon Law Advisors	40,000

Net Cash from Operating Activities	—

Cash from Investing Activities	—

Cash from Financing Activities
Sale of Common Share	10
Other Contributed Capital	—

Net Cash from Financing Activities	10

Net Change in Cash	10

Cash at Beginning of Period	—

Cash at September 30, 2008	$10

See notes to financial statements.

Waitlist, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the Period May 7, 2008 (date of inception) to September 30, 2008

Note 1: Organization and Significant Accounting Policies

Nature of Operations

Waitlist, LLC (“Waitlist”) is a Washington limited liability company formed in May 2008 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, Waitlist. The Film tells the story of a high school senior who conspires to move up Harvard’s waitlist by convincing three accepted students to reject their invitations. Manager anticipates that the Film will be sold to a distributor; however, there are no plans or arrangements with any distributors currently in place.

Waitlist is wholly-owned and managed by IndieShares Management, LLC, a Washington limited liability company (the “Manager” or the “Common Shareholder”) formed in May 2008 to manage Waitlist and future companies similar to Waitlist.

Waitlist qualifies to be treated as a partnership under the Internal Revenue Code and, as such, is not subject to federal or state income tax. Additionally, the member is treated as a partner for income tax purposes and Waitlist’s items of income, loss, deduction and credit are recognized by the member on their federal and state income tax returns, if applicable.

Under the terms of the operating agreement, the income from Waitlist’s operations is distributed based on the member’s equity holdings (see Note 2). Since the member is not generally liable for Waitlist’s debt and liabilities, the member’s exposure to liabilities of Waitlist is limited to the amounts contributed.

Going Concern Disclosure

As shown in the financial statements, Waitlist is in the development stage and has yet to develop a commercially viable product or to generate any revenues from its intended business activities. In addition, Waitlist has incurred losses since inception resulting in a net accumulated deficit at September 30, 2008, and has never generated positive cash flows since inception. These factors raise substantial doubt about Waitlist’s ability to continue as a going concern.

Waitlist will need additional capital to continue operations and should it not receive such capital, it will cease to operate. Waitlist is attempting to raise $3.5 million from the sale of securities. Should it fall short of this fundraising goal, Waitlist will return all invested capital to the shareholders under the terms of the prospectus and cease operations.

The accompanying financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should Waitlist fail in any of its objectives and is unable to operate for the coming year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash

At September 30, 2008, cash consists of a checking account held by a financial institution.

Note 2: Class A Shares

Priority Return

The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of Waitlist will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

Involuntary Liquidation

In the event of a sale or a film distribution arrangement, the assets of Waitlist, LLC may be sold and the company liquidated by the Managers without the consent of the Class A Shareholders. In the event of such involuntary liquidation, restrictions upon the retained earnings will be limited to (a) cash available for distribution being paid to the Common Shareholders if the Class A Shareholders’ Class A Priority Return has been met (if the Class A Priority Return has not been met, there will be no restriction upon retained earnings in this regard) and (b) money that may be required under the laws of the State of Washington to be withheld in the event of a liquidation to cover any windup costs. In all other instances of liquidation of the Class A Shares, the decision to liquidate, once proposed by the Manager, will be put up to a vote by a simple majority of all voting Class A Shares. The Common Shareholder has no voting rights under any circumstances.

Note 3: Accounts Payable

Related Party

Accounts payable consists of non-production costs. These costs have been paid “out of pocket” by the Manager prior to the commencement of the offering that will be reimbursed to the Manager upon Waitlist raising $3,500,000 (the “Offering Amount”).

Beacon Law Advisors

Waitlist has retained Beacon Law Advisors for securities-related legal services. Under the terms of the agreement with Beacon, Beacon will charge Waitlist no more than $50,000 for services associated with the filing of Waitlist’s registration statement. Unless and until Waitlist deems that it will be unable to raise the Offering Amount and abandons all efforts to do so, on the first day of each month until the sooner of Waitlist raising the Offering Amount or April 1, 2010, IndieShares Management will pay or caused to be paid on its behalf $2,000 to Beacon toward Beacon’s outstanding balance to Waitlist. As of September 30, 2008, all $50,000 of legal services had been accrued and $10,000 of this amount had been paid. Waitlist does not consider the agreement with Beacon to be a material contract.

Note 4: Commitments

Certain non-production costs have been paid “out of pocket” by the Manager prior to the commencement of the offering at the Manager’s risk of loss, recoverable only if Waitlist raises the Offering Amount. Non-production costs incurred through September 30, 2008 total $17,972.

In October 2008, the Manager expects to make a series of payments totaling $12,792.55 to the SEC and various state governments in which this securities offering was filed.

In November 2008, the Manager expects to pay Waitlist’s accountant an additional $3,500 for auditing services.

If Waitlist raises the Offering Amount, the entire amount of these payments as incurred through the date on which the entire Offering Amount is raised will be reimbursed to the Manager.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:	Other Expenses of Issuance and Distribution.

Waitlist is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were included prior to the commencement of the offering are:

Description	Amount ($)
SEC Registration Fees	138
State Registration Fees	11,710
Legal Services	50,000
Accounting Services	4,000
Waitlist, LLC Formation	159
Promotional Media	2,124
Misc. Corp. Expenses	689
Literary Options	2,500
Total	71,320

The total non-production costs incurred prior to commencement of the offering were $71,320. Of that amount, $36,000 is due to Beacon Law Advisors and $35,320 is due to the Manager. The amount due to Manager is higher than the $17,972 shown in the audited financial statements because at the time the financial statements were audited, the following expenses had not yet been incurred: $11,710 for state registration, $138 for SEC registration, an additional $1,500 to Peterson Sullivan LLP, our auditors, and an additional $4,000 to Beacon Law Advisors. The additional payment to Beacon Law Advisors also reduced the amount owed to them to $36,000 from $40,000 shown in the audited financial statements. These costs are only recoverable if Waitlist raises the Offering Amount, which means that they are not at-risk to manager.

Item 14:	Indemnification of Directors and Officers.

1.	In accordance with RCW 25.15.040, Limitation of Liability and Indemnification, the Operating Agreement contains provisions not inconsistent with law that:

(a)	Eliminates or limits the personal liability of the Manager, directors, or officers of Waitlist to Waitlist or its Members for monetary damages for conduct as the Manager, directors, or officers of Waitlist, provided that such provisions shall not eliminate or limit the liability of the Manager, directors, or officers of Waitlist for acts or omissions that involve intentional misconduct or a knowing violation of law by the Manager, directors, or officers of Waitlist for conduct of the Manager, directors, or officers of Waitlist violating RCW 25.15.2Waitlist, or for any transaction from which the Manager, directors, or officers of Waitlist will personally receive a benefit in money, property, or services to which the Manager, directors, or officers of Waitlist are not legally entitled; or

(b)

Indemnify the Manager, directors, or officers of Waitlist from and against any judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which an individual is a party because he or she is, or was, a director or officer of Waitlist, or officer of the Manager, provided that no such indemnity shall indemnify the Manager, directors, or officers of Waitlist from or on account of acts or omissions of the Manager, directors, or officers of Waitlist finally adjudged to be intentional misconduct or a knowing violation of law by the Manager, directors, or officers of Waitlist, conduct of the Manager, directors, or officers of Waitlist adjudged to be in violation of RCW 25.15.2Waitlist, or any transaction with respect to which it was finally adjudged that the Manager, directors, or officers of Waitlist received a benefit in money, property, or services to which the Manager, directors, or officers of Waitlist was not legally entitled.

2.	To the extent that, at law or in equity, the Manager, directors, or officers of Waitlist have duties (including fiduciary duties) and liabilities relating thereto to Waitlist, the Manager, directors, or officers of Waitlist shall not be liable to Waitlist or to any Member for the Manager’s, directors’, or officers’ of Waitlist good faith reliance on the provisions of the Operating Agreement,

Item 15:	Recent Sales of Unregistered Securities.

One (1) Common Share was sold to the Manager on September 25, 2008 for $10.00, the then current fair market value. The Common Share was issued in reliance on the exemption under Section 4(2) of the 33 Act. The issuance of this Common Share qualified for exemption under Section 4(2) of the 33 Act.

Item 16:	Exhibits. The following exhibits are filed with this registration statement:

EXHIBITS

Exhibit No.	Description	Filing Date
3.1	Articles of Organization (including organizational minutes)	March 3, 2009

4.1	Waitlist’s Operating Agreement dated May 7, 2008	March 3, 2009

4.2	Certificate of Limited Liability Units (“Class A Shares”) with transfer restriction	March 3, 2009

5	Opinion re legality	March 3, 2009

8	Opinion re tax matters	March 3, 2009

10.1	Impound Agreement executed September 22, 2008 between Manager for Waitlist, LLC and Sterling Savings Bank	March 3, 2009

10.2	Services Agreement dated May 7, 2008 between Manager and Waitlist, LLC	March 3, 2009

10.3	Promotional Shares Lock-in Agreement executed October 15, 2008	March 3, 2009

10.4	Services Agreement effective as of October 20, 2008 between IndieShares, LLC and Waitlist, LLC	March 3, 2009

10.5	Option/Purchase Agreement effective as of September 20, 2007 between IndieShares, LLC and Sheila Jenca	March 3, 2009

10.6	Assignment of Contract (Option/Purchase) effective as of February 11, 2009 between IndieShares, LLC and Waitlist, LLC	March 3, 2009

23	Consent of Independent Auditors	March 3, 2009

99.1	Form of Subscription Agreement	March 3, 2009

99.2	Appointment of agent for service of process	March 3, 2009

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to Waitlist’s Manager, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 33 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such Manager, officer, or controlling person in connection with the securities being registered, Waitlist will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 33 Act and will be governed by the final adjudication of such issue.

Waitlist hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the 33 Act;

To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the 33 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the 33 Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, March 3, 2009.

For Waitlist, LLC (Registrant)

By:	/s/ JAY T. SCHWARTZ
Name:	Jay T. Schwartz
Title:	President of Manager of Waitlist, LLC

Pursuant to the requirements of the 33 Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY T. SCHWARTZ	President of Manager of Waitlist, LLC	March 3, 2009
Jay T. Schwartz

/s/ JULIE L. CHASE	Chief Marketing Officer and Secretary of Manager of Waitlist, LLC	March 3, 2009
Julie L. Chase

/s/ GEORGE R. BRUMDER	Controller of Waitlist, LLC	March 3, 2009
George R. Brumder

EXHIBITS

3(i). Certificate of Formation (including organizational minutes)

4. Instruments defining rights of securities holders

4.1	Waitlist’s Operating Agreement

4.2	Certificate of Limited Liability Company Units with transfer restriction

5. Opinion re legality

8. Opinion re tax matters

10. Material Contracts

10.1	Impound Agreement executed September 22, 2008 between Manager for Waitlist, LLC and Sterling Savings Bank

10.2	Services Agreement effective as of May 7, 2008 between Manager and Waitlist, LLC

10.3	Promotional Share Lock-in Agreement executed October 15, 2008

10.4	Services Agreement effective as of October 20, 2008 between IndieShares, LLC and Waitlist, LLC

10.5	Option/Purchase Agreement effective as of September 20, 2007 between IndieShares, LLC and Sheila Jenca

10.6	Assignment of Contract (Option/Purchase) effective as of February 11, 2009 between IndieShares, LLC and Waitlist, LLC

23. Consent of Independent Auditors

99. Additional exhibits

99.1.	Form of Subscription Agreement

99.2.	Appointment of agent for service of process